                                                              DATED 24 JUNE 2002
--------------------------------------------------------------------------------








                      (1) THE VENDORS LISTED IN SCHEDULE 1

                                     - AND -

                   (2) COMPUTER NETWORK TECHNOLOGY CORPORATION






              ----------------------------------------------------


                                    AGREEMENT

                                   relating to



                    the sale and purchase of the whole of the
                             issued share capital of
                  Business Impact Technology Solutions Limited


              ----------------------------------------------------








================================================================================

DLA
Victoria Square House
Victoria Square
Birmingham B2 4DL

Tel:  +44 (0) 8700 111 111
Fax: +44(0) 121 262 5794

                                    CONTENTS

1.       DEFINITIONS AND INTERPRETATION.......................................................................1

2.       SALE AND PURCHASE OF SHARES..........................................................................8

3.       INITIAL CONSIDERATION................................................................................9

4.       RETENTION...........................................................................................10

5.       ADDITIONAL CONSIDERATION............................................................................11

6.       COMPLETION..........................................................................................14

7.       WARRANTIES..........................................................................................14

8.       LIMITATIONS ON THE VENDORS' LIABILITY...............................................................16

9.       VENDORS' COVENANTS..................................................................................21

10.      TAXATION............................................................................................23

11.      FURTHER ASSURANCE AND ATTORNEY......................................................................23

12.      PURCHASER'S POST-COMPLETION OBLIGATIONS.............................................................24

13.      INFORMATION.........................................................................................25

14.      ANNOUNCEMENTS.......................................................................................26

15.      COSTS...............................................................................................26

16.      SUCCESSORS AND ASSIGNMENT...........................................................................26

17.      ENTIRE AGREEMENT....................................................................................27

18.      TIME FOR PERFORMANCE................................................................................27

19.      VARIATIONS..........................................................................................27

20.      WAIVER..............................................................................................28

21.      AGREEMENT CONTINUES IN FORCE........................................................................28

22.      SEVERABILITY........................................................................................28

23.      NOTICES.............................................................................................28

24.      COUNTERPARTS........................................................................................28

25.      THIRD PARTY RIGHTS..................................................................................28

26.      GOVERNING LAW AND JURISDICTION......................................................................29

SCHEDULE 1...................................................................................................30


     Details of the Vendors, the Shares and the Consideration................................................30

SCHEDULE 2...................................................................................................31

     Part 1   ...............................................................................................31

     The Company.............................................................................................31

     Part 2   ...............................................................................................33

     Olive Companies.........................................................................................33

     Part 3   ...............................................................................................34

     Bi-Tech Sweden..........................................................................................34

SCHEDULE 3...................................................................................................36

     The Warranties..........................................................................................36

     Part 1   ...............................................................................................36

     General  ...............................................................................................36

     Part 2   ...............................................................................................57

     Property matters........................................................................................57

     Part 3   ...............................................................................................61

     Pension Warranties......................................................................................61

     Part 4   ...............................................................................................63

     Bi-Tech Sweden..........................................................................................63

SCHEDULE 4...................................................................................................66

     Taxation 66

     Part 1   ...............................................................................................66

     Tax Warranties..........................................................................................70

     Part 3   ...............................................................................................79

     Tax Covenant............................................................................................79

     Part 4   ...............................................................................................82

     Limitations and Procedure...............................................................................82

     Part 5   ...............................................................................................94

     Taxation liabilities of the Vendors.....................................................................94

SCHEDULE 5...................................................................................................96

     Completion..............................................................................................96

SCHEDULE 6...................................................................................................98

     Completion Accounts.....................................................................................98

     Part 1   ...............................................................................................98

     Preparation of Completion Accounts......................................................................98

     Part 2   ..............................................................................................100

     Accounting policies to be adopted in the Completion Accounts...........................................100

SCHEDULE 7..................................................................................................101

     Earn-out provisions....................................................................................101

     Part 1   ..............................................................................................101

     Calculation of Additional Consideration................................................................101

     Part 2   ..............................................................................................103

     Calculation of EBIT....................................................................................103

     Part 3   ..............................................................................................104

     Part 4   ..............................................................................................105

     Payment of Additional Consideration....................................................................105

     Part 5   ..............................................................................................106

     Earn-out Protections...................................................................................106

SCHEDULE 8..................................................................................................112

     The Property...........................................................................................112





AGREED FORM DOCUMENTS

1.       Completion Minutes of the Company

2.       Management Accounts

3.       Power of Attorney

4.       Resignation of Secretary

5.       Resignation of Auditors

6.       Service agreements/deeds of variation to employment agreements

7.       Release(s) of bank charges

8.       Schedule of deeds

9.       Escrow Letter

10.      Registration Rights Agreement

11.      Budget

12.      New articles of association of the Company

13.      Shareholder resolutions

14.      Loan Note Instrument

15.      Deed of Amendment

16.      Letters terminating consultancy arrangements with Rapid Associates
         Limited

THIS AGREEMENT is made on 24 June 2002

BETWEEN

(1) THE PERSONS whose names and addresses are set out in schedule 1 ("VENDORS"); and

(2) COMPUTER NETWORK TECHNOLOGY CORPORATION, a company incorporated under the laws of the State of Minnesota, United States of America with its principal place of business at 6000 Nathan Lane North, Plymouth, Minnesota 55442, USA("PURCHASER")

BACKGROUND

A Business Impact Technology Solutions Limited ("COMPANY") is a private company limited by shares. The Company is the legal and beneficial owner of 51 per cent of the issued share capital of Business Impact Technology Solutions Sweden AB ("BI-TECH SWEDEN"). Further information relating to the Company and Bi-Tech Sweden is set out in schedule 2.

B The Vendors are the beneficial owners or are otherwise able to procure the transfer of the numbers of Shares set opposite their respective names in column (2) of schedule 1.

C The Vendors have agreed to sell and the Purchaser has agreed to purchase the Shares for the consideration and upon the terms and conditions set out in this agreement.

IT IS HEREBY AGREED:

1.   DEFINITIONS AND INTERPRETATION

     1.1 In this agreement the following words and expressions shall (except where the context otherwise requires) have the following meanings:

          "1985 ACT" means the Companies Act 1985;

          "1989 ACT" means the Companies Act 1989;

          "ACCOUNTS" means the audited accounts of the Company comprising (inter alia) the audited balance sheet as at the Accounts Date and the audited profit and loss account for the period ended on the Accounts Date, the notes and the cash flow statement relating thereto;

          "ACCOUNTS DATE" means 31 December 2001;

          "ADDITIONAL CONSIDERATION" means any sum which may become payable under clause 5;

         "APPROVED" means approved by the Board of Inland Revenue for the purposes of chapter I of part XIV of the Taxes Act and references to "Approval" shall be construed accordingly;

          "BANK" means the Royal Bank of Scotland plc in its capacity as guarantor of the Loan Notes;

          "BUSINESS DAY" means a day other than a Saturday or Sunday on which banks are open for commercial business in the City of London;

          "BUSINESS INTELLECTUAL PROPERTY" means all Intellectual Property used by the Company in its business;

          "CNT SHARES" means any shares of common stock of the Purchaser which may be issued credited as fully paid by the Purchaser to the Vendors as part of the Additional Consideration in accordance with the terms of clause 5;

          "COMPANIES ACTS" means the 1985 Act, the 1989 Act and the Companies Consolidation (Consequential Provisions) Act 1985;

          "COMPLETION" means the performance of all the obligations of the parties to this agreement set out in clause 6;

          "COMPLETION ACCOUNTS" means the accounts to be prepared pursuant to clause 3 and schedule 6;

          "COMPLETION MINUTES" means minutes of a meeting of the board of directors of the Company in the agreed form;

          "COMPLETION DATE" means the date of this agreement;

          "COMPUTER CONTRACTS" means all contracts, leases, distribution agreements, outsourcing, facilities management agreements, disaster recovery agreements, escrow agreements, software and hardware maintenance agreements and other arrangements relating to any element of the Computer Systems;

          "COMPUTER SYSTEMS" means the computer systems, computer processors, associated and peripheral equipment and computer programs used by the Company;

          "CONFIDENTIAL INFORMATION" means information (however stored) relating to or connected with the business, customers or financial or other affairs of the Company or Bi-Tech Sweden details of which are not in the public domain including, without limitation, information concerning or relating to:

          (a) any technical processes, future projects, business development or planning, or commercial negotiations; and

          (b) the marketing of goods or services including, without limitation, customer, client and supplier lists, price lists, sales targets, sales statistics, market share statistics, market research reports and surveys and advertising or other promotional materials and details of contractual arrangements and any other matters concerning the clients or customers of or other persons having dealings with the Company or Bi-Tech Sweden;

          "CONSIDERATION" means the aggregate consideration for the Shares set out in clauses 3 and 5;

          "DEED OF AMENDMENT" means the deed, in the agreed form, amending the undated shareholders agreement relating to Bi-Tech Sweden to be entered into at Completion;

          "DISCLOSED SCHEMES" means the retirement benefit schemes details of which are set out in part 3 of schedule 3;

          "DISCLOSURE LETTER" means the letter of even date with this agreement from the Vendors to the Purchaser relating to the Warranties together with any documents annexed to it;

          "EAS SOFTWARE" means the computer programs collectively known as "EAS" which are used by the Company to design and implement storage solutions for its customers;

          "EMPLOYEE" means any director, former director, employee or former employee of the Company;

          "ENCUMBRANCE" means a mortgage, charge, pledge, lien, option, restriction, equity, right to acquire, right of pre-emption, third party right or interest, other encumbrance or security interest of any kind or any other type of preferential arrangement (including, without limitation, a title transfer and retention arrangement) having similar effect;

          "ESCROW LETTER" means the joint letter of instruction in the agreed form from the Vendors and the Purchaser to the Vendors' Solicitors and the Purchaser's Solicitors relating to the operation of the Joint Account;

          "GROUP" means the Company and its subsidiary undertakings from time to time and references to a "member of the Group" or a "Group member" shall be construed accordingly;

          "INITIAL CONSIDERATION" means that part of the Consideration which is payable as set out in clause 3;

          "INTELLECTUAL PROPERTY" means patents, inventions, registered designs, copyrights, database rights, design rights, rights affording equivalent protection to copyright, database rights and design rights, semiconductor topography rights, trade marks, service marks, logos, business names, trade names, moral rights, and all registrations or applications to register any of the aforesaid items, rights in the nature of any of the aforesaid items in any country or jurisdiction, rights in the nature of unfair competition rights and rights to sue for passing-off;

          "INWARD IP AGREEMENTS" means all agreements or arrangements (other than the Computer Contracts) which relate to the rights granted to the Company to use any Business Intellectual Property owned by any third party;

          "JOINT ACCOUNT" means the interest bearing joint account opened with The Royal Bank of Scotland Plc in the names of the Vendors' Solicitors and the Purchaser's Solicitors and operated in accordance with the provisions of clauses 3 to 5 and the terms of the Escrow Letter;

          "LOAN NOTE INSTRUMENT" means the loan note instrument in the agreed form constituting the Loan Notes to be executed by the Purchaser at Completion;

          "LOAN NOTES" means the guaranteed loan notes constituted by the Loan
          Note Instrument of an aggregate principal amount equal to the Additional Consideration (if any) to be issued by the Purchaser to the Vendors in accordance with the terms of schedule 7;

          "MANAGEMENT ACCOUNTS" means the unaudited balance sheet and profit and loss account of the Company in the agreed form as at and for the five month period to 31 May 2002;

          "METHODOLOGIES" means the project implementation, management and consultancy methodologies used by the Company in its business which are proprietary to the Company including the Time-Money-Risk assessment tool, the Fast Deployment Services and the Outsourced Storage Services;

          "OLIVE COMPANIES" means the companies further details of which are set out in part 2 of schedule 2 and "Olive Company" shall mean any of them;

          "OUTWARD IP AGREEMENTS" means all agreements or arrangements (other than the Computer Contracts) which relate to the rights granted by the Company to any third party to use any Proprietary Business Intellectual Property;

          "PROPERTY" means the leasehold land and premises described in schedule 8 and any part or parts thereof;

          "PROPRIETARY BUSINESS INTELLECTUAL PROPERTY" means the Business Intellectual Property which is owned by the Company including, but not limited to, the Proprietary Business Software;

          "PROPRIETARY BUSINESS SOFTWARE" means all computer programs which are owned by the Company including, but not limited to, the EAS Software;

          "PURCHASER'S ACCOUNTANTS" means KPMG of 8 Salisbury Square, London EC4Y 8BB;

          "PURCHASER'S GROUP" means the Purchaser and its subsidiary undertakings from time to time and references to a "member of the Purchaser's Group" or a "Purchaser's Group member" shall be construed accordingly;

          "PURCHASER'S SOLICITORS" means DLA of Victoria Square House, Victoria Square, Birmingham B2 4DL;

          "REGISTRATION RIGHTS AGREEMENT" means the registration rights agreement in the agreed form to be entered into between the Purchaser and the Vendors in accordance with the terms of clause 5 and schedule 7;

          "RELEVANT PERCENTAGE" means with respect to any Vendor the percentage set opposite his name in column (3) of schedule 1;

          "RESELLER AGREEMENTS" means all contracts to which the Company is a party under which the Company acts as the other contracting party's distributor, agent or representative;

          "RETENTION" means the sum of one million two hundred thousand US dollars ($1,200,000) to be paid into the Joint Account at Completion in accordance with clause 3.2 and includes, where the context so permits, interest accrued on such amount from time to time;

          "SHARE WARRANTIES" means the warranties contained or referred to in clause 7 and schedule 3;

          "SHARES" means the 310 A ordinary shares and 90 B ordinary shares of Pound Sterling1 each in the capital of the Company comprising the whole of the issued share capital of the Company;

          "TAX COVENANT" means any covenant set out in part 3 of schedule 4;

          "TAX WARRANTIES" means the warranties on the part of the Vendors in relation to taxation set out in part 2 of schedule 4;

          "TAXES ACT" means the Income and Corporation Taxes Act 1988;

          "THIRD PARTY BUSINESS INTELLECTUAL PROPERTY" means the Business Intellectual Property which is licensed to the Company pursuant to the Inward IP Agreements;

          "THIRD PARTY BUSINESS SOFTWARE" all computer programs which are owned by a third party and licensed to the Company pursuant to a reseller, distribution, licence or marketing arrangement;

          "VAT" means value added tax;

          "VENDORS' ACCOUNTANTS" means Spain Brothers & Co of Falcon House, 73 College Road, Maidstone, Kent ME15 6RW;

          "VENDORS' SOLICITORS" means Norton Rose of Kempson House, 35-37 Camomile Street, London EC3A 7AN (ref: RKS/CLO);

          "WARRANTIES" means the Share Warranties and the Tax Warranties.

1.2  In this agreement where the context admits:

     1.2.1 save in relation to schedule 4, words and phrases which are defined or referred to in or for the purposes of the Companies Acts have the same meanings in this agreement (unless otherwise expressly defined in this agreement);

     1.2.2 sections 5, 6, 8 and 9 of and schedule 1 to the Interpretation Act 1978 apply in the same way as they do to statutes;

     1.2.3 save to the extent to which the liability of any party would thereby be extended or increased, reference to a statutory provision includes reference to:

          1.2.3.1 any order, regulation, statutory instrument or other subsidiary legislation at any time made under it for the time being in force (whenever made);

          1.2.3.2 any modification, amendment, consolidation, re-enactment or replacement of it or provision of which it is a modification, amendment, consolidation, re-enactment or replacement;

     1.2.4 reference to statutory obligations shall include H obligations arising under Articles of the Treaty establishing the European Community and regulations and directives of the European Union as well as United Kingdom acts of Parliament and subordinate legislation;

     1.2.5 reference to a clause, schedule or paragraph is to a clause, schedule or a paragraph of a schedule of or to this agreement respectively;

     1.2.6 reference to the parties to this agreement includes their respective successors, permitted assigns and personal representatives;

     1.2.7 reference to any party to this agreement comprising more than one person includes each person constituting that party;

     1.2.8 reference to any gender includes the other genders;

     1.2.9 reference to any professional firm or company includes any firm or company effectively succeeding to the whole, or substantially the whole, of its practice or business;

    1.2.10 the index, headings and any descriptive notes are for ease of reference only and shall not affect the construction or interpretation of this agreement;

    1.2.11 where a sum is stated in pounds sterling it shall be deemed, where appropriate, to be a reference to a sum in US dollars having an equivalent value using the mid-market exchange rate of The Royal Bank of Scotland Group plc on the date upon which such comparison is made;

    1.2.12 this agreement incorporates the schedules to it;

    1.2.13 a person shall be deemed to be connected with another if that person is so connected within the meaning of section 839 of the Taxes Act;

    1.2.14 unless otherwise expressly provided, all covenants, warranties, representations, undertakings and indemnities given or made by the Vendors in this agreement are given or made jointly and severally;

    1.2.15 where any statement is qualified by the expression "to the best of the knowledge information and belief of the Vendors" or "so far as the Vendors are aware" or any similar expression each Vendors shall be deemed to have knowledge of:

          1.2.15.1 anything of which the other Vendors have knowledge or are deemed by clause 1.2.15.2 to have knowledge; and

          1.2.15.2 anything of which he would have had knowledge had he made due and careful enquiry immediately before giving the Warranties of Rod Chapman, Neil Puddicombe, Paul Hammond, Mike Bate, Keith Furbank and, in relation to the Warranties set out in paragraph 14 of schedule 5 only, Deborah Jenkinson but of no other person;

          1.2.16 the "agreed form" in relation to any document means the form agreed between the parties to this agreement and, for the purposes of identification only, initialled by or on behalf of the parties.

2.   SALE AND PURCHASE OF SHARES

     2.1 Each of the Vendors shall sell with full title guarantee the number of Shares set opposite his name in column (2) of schedule 1 and the Purchaser shall purchase the Shares free from all Encumbrances and together with all rights of any nature which are now or which may at any time become attached to them or accrue in respect of them including all dividends and distributions declared paid or made in respect of them after Completion.

     2.2 Each of the Vendors hereby waives any right of pre-emption or other restriction on transfer in respect of the Shares or any of them conferred on him under the articles of association of the Company or otherwise.

3.   INITIAL CONSIDERATION

     3.1 The Initial Consideration payable by the Purchaser to the Vendors for the purchase of the Shares shall be twelve million US dollars ($12,000,000) subject to the following adjustments:

          3.1.1 there shall be added an amount, if any, by which the Group's net assets as shown in the balance sheet constituting part of the Completion Accounts are greater than three million two hundred thousand pounds sterling (Pound Sterling3,200,000) subject to a maximum amount of five hundred thousand pounds sterling (Pound Sterling500,000); and

          3.1.2 there shall be deducted an amount, if any, by which the Group's net assets as shown in the balance sheet constituting part of the Completion Accounts are less than three million two hundred thousand pounds sterling (Pound Sterling3,200,000).

     3.2 At Completion, the Purchaser shall pay to the Vendors ten million eight hundred thousand US dollars ($10,800,000) in cash on account of the Initial Consideration which shall be apportioned between the Vendors in the Relevant Percentages and shall pay the balance of one million two hundred thousand US dollars ($1,200,000) into the Joint Account (such payments together the "PAYMENT ON ACCOUNT").

     3.3 Within seven days starting on the day after agreement or determination of the Completion Accounts in accordance with schedule 6:

          3.3.1 if the Initial Consideration payable under clause 3.1 exceeds the amount of the Payment on Account the Purchaser shall pay to the Vendors in their Relevant Percentages the amount of the excess in US dollars; or

          3.3.2 if the amount of the Payment on Account exceeds the Initial Consideration payable under clause 3.1, the Vendors shall repay to the Purchaser, in their Relevant Percentages, the amount of the excess in US dollars.

          For the avoidance of doubt, any payment made in accordance with this clause 3.3 shall NOT be made from the Joint Account.

     3.4 If a party fails to pay any sum due by it under this agreement on the due date for payment in accordance with the provisions of this agreement, that party shall pay interest on the amount payable from the due date until the date on which the party's obligation to pay the sum is discharged at the rate of 4 per cent per annum above the base rate of The Royal Bank of Scotland plc (whether before or after judgment). Interest accrues and is payable from day to day on the basis of a 365 day year.

     3.5 A payment to be made under clause 3 shall be made by banker's draft or by telegraphic transfer to an account notified by the party due to receive the payment to the other party not later than two Business Days before the date of the payment.

     3.6 The parties shall comply with the provisions of schedule 6 with respect to the matters contained in that schedule.

4.   RETENTION

     4.1 Subject as provided by this clause the Retention shall be released to the Vendors' Solicitors from the Joint Account on the first anniversary of Completion ("RELEASE DATE"). The Vendors' Solicitors' receipt shall be a sufficient discharge for such sum and the Purchaser shall not be concerned to see to the application thereof.

     4.2 On each occasion before the Release Date that the Purchaser asserts against the Vendors any claim for breach of any of the Warranties or under the Tax Covenant ("RELEVANT CLAIM"), the Purchaser shall serve notice on the Vendors ("NOTICE OF CLAIM") setting out the Purchaser's genuine pre-estimate of the Vendors' liability in respect of the Relevant Claim accompanied by an opinion of counsel (of at least 5 years' call in respect of any Relevant Claim with a value up to $500,000 and otherwise of at least 10 years' call ) that, were such Relevant Claim to be the subject of judicial proceedings, the Purchaser would have a reasonable prospect of success in respect thereof.

     4.3 Notwithstanding the provisions of clause 4.1, once a Notice of Claim has been served no further sums shall be released from the Joint Account until such time as such Relevant Claim has been settled to the extent that such release would result in the sum held in the Joint Account being lower than the aggregate amount of the Relevant Claim and any other outstanding Relevant Claims under this clause 4 and clause 5. Following settlement of a Relevant Claim (or any part thereof), the parties shall procure that the Vendors' Solicitors and the Purchaser's Solicitors shall instruct The Royal Bank of Scotland plc to pay out of the Joint Account to the Purchaser a sum equal to the aggregate sum then due to the Purchaser in respect of such Relevant Claim (or part thereof) which has been settled or the total Retention (whichever shall be the lesser sum).

     4.4 Upon settlement of all Relevant Claims pursuant to clause 4.3 above and provided that the Release Date has been passed, the balance (if any) of the Joint Account shall be paid to the Vendors' Solicitors. The Vendors' Solicitors' receipt shall be a sufficient discharge for such sum and the Purchaser shall not be concerned to see to the application thereof.

     4.5 Any interest earned on the sum standing to the credit of the Joint Account from time to time shall, subject to clause 4.3, belong to the Vendors.

     4.6 Nothing in clauses 4.1 to 4.5 shall prejudice or limit the right of the Purchaser to make any claim against the Vendors either under this agreement or under any of the documents executed pursuant to this agreement.

     4.7 A claim (or any part thereof) shall be treated as settled for the purposes of this clause if:

          4.7.1 the Vendors and the Purchaser shall so agree in writing, such written agreement not to be unreasonably withheld or delayed following any oral agreement; or

          4.7.2 a court of competent jurisdiction has awarded judgment in respect of the claim and no right of appeal lies in respect of such judgment or the parties are debarred by passage of time or otherwise from making any appeal.

     4.8 Upon service by the Purchaser of a Notice of Claim the Vendors and the Purchaser shall each use their reasonable endeavours to resolve the applicable Relevant Claim as soon as reasonably practicable.

5.   ADDITIONAL CONSIDERATION

     5.1 The Additional Consideration shall be calculated and payable as set out in schedule 7.

     5.2 In the event that before any date on which any part of the Additional Consideration becomes due ("RELEVANT DATE"), the Purchaser asserts against the Vendors any claim for breach of any of the Warranties or under the Tax Covenant ("RELEVANT CLAIM") the following provisions shall apply:

     5.2.1 if the Relevant Claim (or any part thereof) has been settled by the Relevant Date, but not satisfied in full by the Vendors, the Additional Consideration due to the Vendors on the Relevant Date shall be calculated as set out in schedule 7 but subject also to a deduction of an amount equal to the sum due to the Purchaser in respect of the Relevant Claim (or part thereof);

     5.2.2 if the Relevant Claim (or any part thereof) has not been settled by the Relevant Date, the Additional Consideration due to the Vendors on the Relevant Date may, at the Purchaser's option, be calculated as set out in schedule 7 but subject also to a deduction of an amount equal to the amount claimed which shall be a genuine pre-estimate by the Purchaser of the Vendors' liability in respect of the Relevant Claim (or relevant part thereof) (supported by an opinion of counsel reasonably acceptable to the Vendors or, in the absence of agreement from the Vendors within 5 days of a notice from the Purchaser, such counsel as may be nominated by the President of the Law Society for England and Wales (such counsel to be of at least 5 years' call in respect of any Relevant Claim with a value up to $500,000 and otherwise of at least 10 years' call and in each case after providing to the Vendors a draft of the instructions to counsel together with all supporting documents in the possession of the Purchaser which are relevant to the claim having regard to all the circumstances and allowing the Vendors a reasonable opportunity to comment thereon) that, were such Relevant Claim to be the subject of judicial proceedings, it would be more likely to succeed than to fail) calculated in accordance with the provisions of this agreement or the Tax Covenant (as the case may be) and, by way of security for the Purchaser's obligation to issue Loan Notes (if any) pursuant to clause 5.2.3.2, the amount so deducted shall be paid into the Joint Account and no monies shall be withdrawn or paid from the Joint Account before the Relevant Claim (or relevant part thereof) is settled to the extent that such withdrawal or payment would result in the sum held in the Joint Account being lower than the aggregate amount of the Relevant Claim (or relevant part thereof) and any other outstanding Relevant Claims under clause 4 and this clause 5;

     5.2.3 as soon as reasonably practicable following settlement of any Relevant Claim to which clause 5.2.2 refers (provided that no further Relevant Claims pursuant to clauses 4 or 5 have been asserted but not settled in which event no monies shall be withdrawn from the Joint Account until such time as all Relevant Claims then asserted have been settled to the extent that such withdrawal would result in the sum held in the Joint Account being lower than the aggregate amount of the then outstanding Relevant Claims under clause 4 or this clause 5):

          5.2.3.1 the parties shall procure that the Vendors' Solicitors and the Purchaser's Solicitors shall instruct The Royal Bank of Scotland plc to pay out of the Joint Account to the Purchaser the amount deposited in the Joint Account in respect of such Relevant Claim (or any part thereof) which has been settled together with any interest which has accrued on such amount (the "RETAINED SUM") and;

          5.2.3.2 immediately thereafter the Purchaser shall issue and deliver to the Vendors, in their Relevant Percentages, Loan Notes in an aggregate principal amount equal to the value of the Retained Sum less the amount to be paid to the Purchaser in respect of such settled Relevant Claim under the terms of the relevant settlement and the value of the Loan Notes so delivered shall be deemed to be added back to the Additional Consideration from which the Retained Sum was deducted.

     5.3 Nothing in clause 5.2 shall prejudice or limit the right of the Purchaser to make any claim against the Vendors either under this agreement or under any of the documents executed pursuant to this agreement.

     5.4 A claim (or any part thereof) shall be treated as settled for the purpose of this clause if:

          5.4.1 the Vendors and the Purchaser shall so agree in writing such written agreement not to be unreasonably withheld or delayed following any oral agreement; or

          5.4.2 a court or competent jurisdiction has awarded judgment in respect of the claim and no right of appeal lies in respect of such judgment or the parties are debarred by passage of time or otherwise from making an appeal.

     5.5 If an amount is deposited into the Joint Account in accordance with clause 5.2.2 then, if the Relevant Claim is settled in favour of:

          5.5.1 the Purchaser, the Vendors shall pay the Purchaser's reasonable legal and other out of pocket expenses incurred in connection with prosecuting such Relevant Claim; or

          5.5.2 the Vendors, the Purchaser shall pay the Vendor's reasonable legal and other out of pocket expenses incurred in connection with defending such Relevant Claim and for the purposes of this clause 5.5 a Relevant Claim shall be deemed to be settled in favour of the Purchaser if the amount ordered or agreed to be paid to the Purchaser in respect thereof exceeds 50 per cent of the amount deposited in the Joint Account in respect of it and shall be deemed to be settled in favour of the Vendors if it is not settled in favour of the Purchaser.

6.   COMPLETION

     Completion shall take place at the offices of the Vendor's Solicitors on the Completion Date when each of the parties shall comply with the provisions of schedule 5.

7.   WARRANTIES

     7.1 The Vendors warrant to the Purchaser that, at the date of this agreement, each of the statements set out in schedule 3 and part 2 of schedule 4 is true, accurate and complete in all respects and not misleading.

     7.2 The Vendors acknowledge that the Purchaser is entering into this agreement in reliance on each Warranty.

     7.3 Each of the Warranties shall be construed as a separate and independent warranty and (except where this agreement provides otherwise) shall not be limited or restricted by reference to or inference from any other term of this agreement or any other Warranty.

     7.4 The rights and remedies of the Purchaser in respect of any breach of any of the Warranties shall survive Completion save that the Purchaser shall not be entitled to rescind this agreement after Completion.

     7.5 Each of the Vendors waives and may not enforce any right which he may have in respect of any misrepresentation, inaccuracy or omission in or from any information or advice supplied or given by the Company or its officers or employees in enabling the Vendors to give the Warranties and any representations or to prepare the Disclosure Letter.

     7.6 The Warranties shall be qualified (and to the extent that they are so qualified no claim by the Purchasers shall lie in respect of them) by such information as is fully and fairly disclosed in the Disclosure Letter (and for this purpose information is fully and fairly disclosed to the extent such information is reasonably apparent from the face of the relevant document in which it is contained and it is disclosed in such manner and such detail as would enable a reasonable purchaser to assess the matter concerned and its relevance).

     7.7 The Purchaser accepts the benefit of clause 7 (including, without limitation, the Warranties) for itself and as trustee for each undertaking which is at any time a subsidiary undertaking of the Purchaser. The Vendors acknowledge that after Completion the Purchaser may reorganise the Group which may involve the transfer of an asset or a liability of a Group member to an undertaking which is a subsidiary undertaking of the Purchaser in reliance on the Warranties.

     7.8 The only warranties (including the Warranties) given in relation to Confidential Information and agreements and arrangements relating to Confidential Information are those warranties contained in paragraph 10 of part 1 of schedule 3 and no other warranties (including the Warranties) shall be given in relation to the same.

     7.9 The only warranties (including the Warranties) given in relation to Intellectual Property, Proprietary Business Software and Methodologies and agreements and arrangements relating to Intellectual Property, Proprietary Business Software and Methodologies are those warranties contained in paragraphs 11, 12, 15.3 and 15.7 of part 1 of schedule 3 and no other warranties (including the Warranties) shall be given in relation to the same.

     7.10 The only warranties (including the Warranties) given in relation to Computer Systems and Computer Contracts and agreements and arrangements relating to Computer Systems and Computer Contracts are those warranties contained in paragraph 13 of part 1 of schedule 3 and no other warranties (including the Warranties) shall be given in relation to the same.

     7.11 The only warranties (including the Warranties) given in relation to property and planning matters are those warranties contained in part 2 of schedule 3 and no other warranties (including the Warranties) shall be given in relation to the same. In the absence of enforcement action by the relevant regulatory authority no claim shall be made under paragraphs 11, 12 and/or 13 of part 2 of schedule 3.

     7.12 The only warranties (including the Warranties) given in relation to Bi-Tech Sweden are those warranties contained in part 4 of schedule 3 and no other warranties (including the Warranties) shall be given in relation to the same.

8.   LIMITATIONS ON THE VENDORS' LIABILITY

     8.1 The aggregate liability of the Vendors in respect of all claims under the Warranties shall not exceed an amount equivalent to the Initial Consideration less the amount of net assets (but not net liabilities) as shown in the balance sheet constituting the Completion Accounts ("WARRANTY LIMIT") and in the case of each Vendor shall not exceed an amount equal to his Relevant Percentage of the Warranty Limit but the amount of any claim in respect of a fine, penalty, surcharge or interest related to tax (as defined in schedule 4) is not to be counted for this purpose. The aggregate liability of the Vendors under the Tax Covenant shall not exceed an amount equivalent to the total Consideration paid or payable from time to time under this agreement less any amount paid in respect of claims under the Warranties and in the case of each Vendor shall not exceed an amount equal to his Relevant Percentage of such amount.

     8.2 No amount shall be payable by the Vendors in respect of any claim under the Warranties:

          8.2.1 unless the amount of the liability in respect of each such claim exceeds $7,500; and

          8.2.2 unless and until the aggregate cumulative liability of the Vendors in respect of all claims referred to in clause 8.2.1 exceeds $125,000 in which case the Vendors shall be liable for both the initial $125,000 and the excess.

     8.3 The Vendors shall not be liable for any claim under the Share Warranties unless the Vendors are given notice of that claim stating in reasonable detail the nature of the claim and, if practicable, the amount claimed on or before the date falling 18 months after Completion. Any claim notified to the Vendors shall be deemed withdrawn if proceedings in respect of it have not been commenced within six months of such notification.

     8.4  Clauses 8.1 to 8.3 (inclusive) shall not apply to any claim:

          8.4.1 where it can be proved that such claim is based on a dishonest or fraudulent act or omission or fraudulent misrepresentation of or by any of the Vendors prior to Completion; or

          8.4.2 in respect of the Warranties set out in paragraphs 2.1 and 2.5 of part 1 of schedule 3.

     8.5 The Vendors shall not be liable under the Share Warranties to the extent that the matter giving rise to the claim or, as the case may be, to the extent that the amount of the claim:

          8.5.1 would not have arisen or occurred but for an act, omission or transaction on the part of the Purchaser or any of the Purchaser's Group or any of their respective directors, employees or agents after Completion otherwise than as required by law or pursuant to a legally binding commitment of a Group member on or before Completion and otherwise than in the ordinary course of business as carried on immediately before Completion;

          8.5.2 results from a change in the accounting policies or practices of the Purchaser or any related company of the Purchaser or any Group member introduced or having effect after Completion;

          8.5.3 occurs as a result of or is otherwise attributable to:

               8.5.3.1 any legislation not in force at the date of this
                       agreement or any change of law or administrative practice having retrospective effect which comes into force after the date of this agreement; or

               8.5.3.2 any increase after the date of this agreement in any rate of Taxation (as defined in schedule 4);

          8.5.4 is an amount which any Group member has recovered from any person other than the Vendors in respect of the same matter ;

          8.5.5 was taken into account in calculating an allowance, provision or reserve in the Completion Accounts.

     8.6 The Purchaser agrees for itself and on behalf of every Purchaser's Group member with the Vendors that, in respect of any matter which may give rise to a liability under this agreement or a claim under the Tax
          Covenant:

          8.6.1 no such liability shall be met more than once; and

          8.6.2 to the extent that such liability is satisfied by way of payment in respect of a claim under any Warranty, an amount payable under the Tax Covenant in respect of the same matter is reduced accordingly, and vice versa.

     8.7 Subject to clause 8.17 where any Group member or the Purchaser is or becomes entitled (whether under any insurance or by way of payment, discount, credit, set off, counterclaim or otherwise) to recover from any third party (including any fiscal or taxation authority or body) any sum in respect of any loss, damage or liability which is or may be the subject of a claim against the Vendors under the Share Warranties the Purchaser shall, if so required by the Vendors (acting jointly), take or procure the relevant Group member to take all such steps or proceedings as the Vendors (acting jointly) may reasonably require to enforce such recovery.

     8.8 All such steps or proceedings shall be taken at the Vendors' cost and expense and the Purchaser shall not be under any obligation to take them or procure them to be taken unless the Vendors provide indemnities and (in the case of costs and expenses reasonably likely to exceed $500,000) security to the reasonable satisfaction of the Purchaser in respect of all costs and expenses likely to be thereby incurred.

     8.9 The Purchaser shall procure that the Vendors are provided at the Vendors' cost with all such information and reports concerning any such steps or proceedings taken by the Purchaser or the relevant Group member as the Vendors may from time to time reasonably request.

     8.10 If any such sum as is referred to in clause 8.7 is recovered by the Purchaser or any Group member from the third party, any claim by the Purchaser under the Share Warranties in respect of any loss, damage or liability to which the sum relates shall be limited (without prejudice to any other limitations on the liability of the Vendors referred to in this clause) to the amount (if any) by which the amount of such loss, damage or liability exceeds the aggregate of:

          8.10.1 the sum recovered less all reasonable costs, charges and expenses incurred by the Purchaser or any Group member (as the case may be) in recovering that sum from the third party; and

          8.10.2 any sum or sums previously paid by the Vendors to the Purchaser or any Group member in respect of such loss, damage or liability.

     8.11 If the aggregate of the sums referred to in clause 8.10.1 and 8.10.2 exceeds the amount of the loss, damage or liability to which the sums recovered relate then the Purchaser shall pay to the Vendors in their Relevant Percentages the amount of such excess within seven Business Days provided that any payment or payments under this clause will not exceed in aggregate the aggregate of the sums referred to in clause 8.10.2.



     8.12 Subject to clause 8.17 the Vendors (acting jointly) shall be entitled to require the Purchaser (in the name of any Group member if the Vendors (acting jointly) so request) or any Group member, in either case at the expense of the Vendors (acting jointly), to take all such reasonable steps or proceedings as the Vendors (acting jointly) may consider reasonably necessary to avoid, dispute, resist, mitigate, compromise, defend or appeal against any relevant third party claim (that is to say any claim by a third party against any Group member which will or may give rise to a claim under the Share Warranties).

     8.13 The Purchaser shall act or shall procure that the relevant Group member shall act in accordance with any of the Vendors' requirements in accordance with clause 8.12 above subject to the Purchaser and/or the Group member being properly indemnified and (in the case of costs and expenses reasonably likely to exceed $500,000) secured by the Vendors to the reasonable satisfaction of the Purchaser against all reasonable costs and expenses incurred in connection with the taking of such steps or proceedings.

     8.14 For the purpose of enabling the Vendors to invoke their rights under clauses 8.12 and 8.13 the Purchaser shall:

          8.14.1 give notice to the Vendors within 14 days of any relevant third party claim or any circumstance giving rise or likely, in the reasonable opinion of the Purchaser, to give rise to a relevant third party claim coming to its notice or to the notice of any Group member (to the extent it has been brought to the attention of the Purchaser); and

          8.14.2 give the Vendors or their duly authorised representatives reasonable access to the personnel of the Purchaser and/or the relevant Group member (as the case may be) and to any premises, chattels, accounts, documents and records which are relevant to such claim and are within the power, possession or control of the Purchaser and/or the relevant Group member in the Group ("RELEVANT ASSETS") to enable the Vendors and their duly authorised representatives to investigate the claim and to examine and take copies or photographs of the relevant assets at their own expense.

     8.15 The Vendors shall reimburse to the Purchaser or the relevant Group member (as the case may be) (from the Joint Account to the extent funds are available in such account) all reasonable costs, charges and expenses incurred by it in complying with its obligations under clauses 8.12 to 8.14 and the Purchaser shall not (and shall procure that the relevant Group member shall not) subject to clause 8.17 below accept or pay or compromise any relevant third party claim or make any submission in respect of it without the Vendors' prior written consent (not to be unreasonably withheld or delayed).



     8.16 The satisfaction by any of the Vendors of any claim under this agreement (including the Warranties or under the Tax Covenant) shall be deemed to constitute a reduction in the Consideration payable by the Purchaser for the sale of the Shares.

     8.17 Nothing in this clause 8 shall oblige the Purchaser to take or procure the taking of any of the following actions:

          8.17.1 agreeing to the settlement or compromise of any claim or any proposal for the same which is likely to affect the future liability of the Company, the Purchaser or any member of the Purchaser's Group unless the Vendors indemnify and (in the case of any future liability reasonably likely to exceed $500,000) secure the Purchaser, or the Company or the relevant Group members to its/their reasonable satisfaction against any such future liability;

          8.17.2 contesting any claim before any court or other appellate body unless at the sole expense of the Vendors, the Vendors obtain the written opinion of counsel (of at least 5 years' call in respect of any claim with a value up to $500,000 and otherwise of at least 10 years' call) that on the balance of probabilities the action will succeed;

          8.17.3 taking any action or procuring the taking of any action which it reasonably considers may be unlawful or prejudicial to the Purchaser or the Company or any member of the Purchaser's Group;

          8.17.4 agreeing to the settlement or compromise of any claim or any proposal for the same which is likely to affect the Company, the Purchaser or any member of the Purchaser's Group in obtaining insurance cover or insurance cover at increased premiums unless the Vendors indemnify and (in the case of any increased cost reasonably likely to exceed $500,000) secure the Purchaser, or the Company or the relevant Group member to its/their reasonable satisfaction against such consequences.

9. VENDORS' COVENANTS

     9.1 Each of the Vendors severally undertakes to and covenants with the Purchaser that (except with the consent in writing of the Purchaser) he will not at any time after Completion:

          9.1.1 use or procure or cause or (so far as he is able) permit the use of any name or names which is identical to or so nearly resembles the words "Business Impact Technology Solutions" or "Bi-Tech" as to be reasonably likely to cause deception or confusion in connection with any activity whatsoever (other than holding himself out as having been connected with the Company (other than in a commercial activity) and other than while an employee of the Company acting in that capacity);

          9.1.2 (except as required by law) disclose or divulge to any person (other than to officers or employees of the Purchaser's Group whose province it is to know the same) or use (other than for the benefit of the Purchaser's Group) any Confidential Information (other than information received directly from third parties (other than in breach of any obligation of confidentiality by such third party to any member of the Group or otherwise)) which may be within or have come to his knowledge and he shall use all reasonable endeavours to prevent such publication, disclosure or misuse of any such Confidential Information;

          9.1.3 do or say anything which is reasonably likely or intended to damage the goodwill or reputation of the Company or any other member of the Group or of any business carried on by any member of the Group or which may lead any person to cease to do business with the Company or any other member of the Group on substantially equivalent terms to those previously offered or not to engage in business with the Company or any other member of the Group.

     9.2 Each of the Vendors severally undertakes to and covenants with the Purchaser that he will not, for a period of two years after the date of this agreement, either on his own behalf or jointly with or as an officer, manager, employee, adviser, consultant or agent for any other person, directly or indirectly:

          9.2.1 approach, canvass, solicit or otherwise act with a view to enticing away from or seeking in direct competition with any business of the Company or Bi-Tech Sweden the custom of any person who at any time during the period of 12 months preceding the Completion Date or at any time thereafter prior to such Vendor ceasing to be employed by the Company is or has been a customer of the Company or Bi-Tech Sweden;

          9.2.2 seek to contract with or engage (in such a way as materially and adversely to affect the business of the Company or Bi-Tech Sweden as carried on at the date of this agreement) any person who has been contracted with or engaged to manufacture, assemble, supply or deliver products, goods, materials or services to the Company or Bi-Tech Sweden at any time during the period of 12 months preceding the date of this agreement or, at any time after that, before such Vendor ceases to be employed by the Company;

          9.2.3 approach, canvass, solicit, engage or employ or otherwise endeavour to entice away any person who at any time during the period of 12 months preceding the Completion Date or (if later) the date of such Vendor ceasing to be employed by the Company or Bi-Tech Sweden shall be or shall have been an employee, officer, manager, consultant, sub-contractor or agent of the Company or Bi-Tech Sweden with a view to the specific knowledge or skills of such person being used by or for the benefit of any person carrying on business in direct competition with the business carried on by the Company or Bi-Tech Sweden;

          9.2.4 be engaged, concerned or interested, whether as an employee or in any other capacity, in carrying on any business in direct competition with, and in the same country as, the business carried on by the Company or Bi-Tech Sweden as carried on at the date of this agreement.

     9.3 Each of the covenants contained in clauses 9.1 and 9.2 shall constitute an entirely separate and independent restriction on each of the Vendors.

     9.4 Nothing in this clause 9 shall prohibit any of the Vendors from holding an interest as an investment amounting to not more than five per cent of the share capital of any public company whose shares are quoted on any recognised stock exchange or the Alternative Investment Market.

     9.5 References in this clause 9 to the "business of the Company or Bi-Tech Sweden" shall include the business of the Company or Bi-Tech Sweden that may from time to time be transferred to any member of the Purchaser's Group.

     9.6 The Vendors and each of them agree and acknowledge that the restrictions contained in this clause 9 are fair and reasonable and necessary to assure to the Purchaser the full value and benefit of the Shares but, in the event that any such restriction shall be found to be void or unenforceable but would be valid and effective if some part or parts thereof were deleted, such restriction shall apply with such deletion as may be necessary to make it valid and effective.

10.  TAXATION

     The provisions of schedule 4 shall apply with respect to the matters contained or referred to therein.

11.  FURTHER ASSURANCE AND ATTORNEY

     11.1 On and after Completion, the Vendors shall, at the request of the Purchaser (who shall reimburse the Vendors' reasonable costs of compliance), do and execute or procure to be done and executed all such acts, deeds, documents and things as may be necessary to give effect to this agreement.

     11.2 On and after Completion, at the request of the Purchaser, the Vendors shall execute or procure the execution under seal or as a deed of a power of attorney in the agreed form in favour of the Purchaser or such person as may be nominated by the Purchaser generally in respect of the Shares and in particular to enable the Purchaser (or its nominee) to attend and vote at general meetings of the Company during the period prior to the name of the Purchaser (or its nominee) being entered on the register of members of the Company in respect of the Shares.

12. PURCHASER'S POST-COMPLETION OBLIGATIONS

     12.1 Immediately prior to the issue of any Loan Notes under this agreement the Purchaser shall pay to the Bank an amount equal to the aggregate principal amount of such Loan Notes as collateral for the Bank's guarantee of such Loan Notes under the terms of the Loan Note Instrument (and, in the event that the aggregate principal amount of the Loan Notes then issued and to be issued exceeds the monetary limit of the Bank's guarantee (being $14 million at the date of this agreement), the Purchaser shall procure that such limit is increased to match such aggregate principal amount or shall procure an additional guarantee for the excess from another bank of similar standing to the Bank (and the term "Bank" shall be deemed to include a reference to such bank) in the same or substantially similar form to the guarantee annexed to the Loan Note Instrument and clause 15.2 shall apply in respect of the reasonable fees of such bank) and shall procure that such sum remains on deposit with the Bank and is not withdrawn save that (i) if the Bank is required to pay an amount to a holder of Loan Notes pursuant to its guarantee of the Purchaser's obligations thereunder the Bank may appropriate to itself a sum equal to such amount from the monies so placed on deposit and (ii) where a holder of Loan Notes redeems any or all of his Loan Notes, an amount equal to the aggregate principal amount of the Loan Notes so redeemed may be paid to the Purchaser from the monies so placed on deposit.

     12.2 The Purchaser undertakes to the Vendors that, within two months after Completion or such later date as may be agreed between the parties, it will grant options to subscribe, in aggregate, 375,000 shares of common stock of the Purchaser on the terms of the Purchaser's stock option plan then in force to such employees of the Group (and in such amounts) as the Vendors and the Purchaser may agree provided that each such employee's terms and conditions of employment are in a form reasonably satisfactory to the Purchaser and provided always that the Purchaser shall not grant such options at a time when to do so would be unlawful.

     12.3 Following Completion the Purchaser shall procure that the Company operates a bonus scheme for key employees of the Group as follows:

          12.3.1 at any time after the Year 1 Payment (if any) is made in accordance with this agreement, an amount (if any) equal to the Year 1 Payment as if calculated on the basis of a multiple of
                 0.35 (rather than 1.4) less an amount equal to employer's National Insurance Contributions on payments to be made to employees in respect of the bonus scheme shall be available for the purpose of such bonus scheme ("YEAR 1 BONUS POOL");

          12.3.2 subject to the provision of funding referred to in clause
                 12.3.3 below, the Vendors and the Purchaser shall procure (as far as each is able) that the Company distributes the Year 1 Bonus Pool in accordance with the directions of the Representatives (as defined in schedule 7) as to identity of employee, amount of bonus and time for payment provided that the total payments to be made by the Company hereunder when aggregated with any taxation, PAYE and employee's National Insurance Contributions required to be paid or accounted for by the Company in respect thereof shall not exceed the amount of the Year 1 Bonus Pool;

          12.3.3 the Purchaser shall put the Company in funds (by way of capital contribution, share subscription or such other method as the Purchaser shall determine) of an amount equal to the cost which will be incurred by the Company in distributing the Year 1 Bonus Pool;

          12.3.4 clauses 12.3.1 to 12.3.3 (both inclusive) shall be deemed repeated herein as though all references in such clauses (including in terms defined therein) to "Year 1" were references to "Year 2".

13.  INFORMATION

     13.1 The Vendors shall provide or procure to be provided to the Purchaser all such information in their possession or under their control (to the extent such information is not in the possession or control of the Company) as the Purchaser shall from time to time reasonably require after the Completion Date and which the Vendors may lawfully make available relating to the business and affairs of the Company and/or Bi-Tech Sweden and in any case where such information is not the exclusive property of the Company and/or Bi-Tech Sweden will use reasonable endeavours to give or procure to be given to the Purchaser, its directors and agents access to such information and will permit the Purchaser at its own cost to take copies of the same.

     13.2 The Purchaser shall provide or procure to be provided to the Vendors all such information in the Company's possession or under the Company's control as any of the Vendors shall from time to time reasonably require after the Completion Date to comply with his statutory obligations and which the Purchaser or the Company may lawfully make available to the extent it relates to the pre-Completion personal and tax affairs of the Vendors.

14.  ANNOUNCEMENTS

     No announcement, communication or circular concerning this agreement shall be made (whether before or after the Completion Date) by or on behalf of the parties hereto without the prior approval of the other or others (such approval not to be unreasonably withheld or delayed) save for such announcements as may be required by law or any regulatory authority such as the US Securities Exchange Commission or NASDAQ Stock Market.

15.  COSTS

     15.1 Subject to clause 15.2, each of the parties shall bear and pay its own legal, accountancy, banking, financial advisory and other fees and expenses incurred in and incidental to the preparation and implementation of this agreement and of all other documents in the agreed form and none of the foregoing shall be paid by the Company or any member of the Group.

     15.2 The Vendors shall bear the Bank's fees in establishing and maintaining the guarantee of the Loan Notes and, to the extent that such fees are not capable of being set off by the Purchaser against any Additional Consideration (in accordance with the terms of part 4 of schedule 7) or against interest payable on the Loan Notes (in accordance with the terms of the Loan Note Instrument) within 10 days of incurring such fees, the Vendors shall reimburse such amount to the Purchaser in their Relevant Percentages upon demand (supported by evidence of such charges by the Bank).

16.  SUCCESSORS AND ASSIGNMENT

     16.1 This agreement and the Registration Rights Agreement shall be binding on and enure for the benefit of each party's successors and personal representatives but shall not be assignable except that the Purchaser may assign its rights under this agreement to any company of which it is a subsidiary or of which it is a holding company provided that in doing so the Vendors' liabilities under this agreement are not materially increased.

     16.2 Except as otherwise expressly provided, all rights and benefits under this agreement are personal to the parties and may not be assigned at law or in equity without the prior written consent of each other party (such consent not to be unreasonably withheld or delayed).

17. ENTIRE AGREEMENT

     17.1 This agreement (including the schedules to it) and any documents in the agreed form and the Disclosure Letter ("ACQUISITION DOCUMENTS") constitute the entire agreement between the parties with respect to the subject matter of this agreement.

     17.2 Except for any misrepresentation or breach of Warranty which constitutes fraud:

          17.2.1 the Acquisition Documents supersede and extinguish all previous agreements between the parties relating to the subject matter thereof and any representations and warranties previously given or made other than those contained in the Acquisition Documents;

          17.2.2 each party acknowledges to the other (and shall execute the Acquisition Documents in reliance on such acknowledgement) that it has not been induced to enter into any such documents by nor relied on any representation or warranty other than the warranties contained in such documents;

          17.2.3 each party hereby irrevocably and unconditionally waives any right it may have to claim damages or to rescind this agreement or any of the other Acquisition Documents by reason of any misrepresentation and/or warranty not set forth in any such document.

     17.3 Each of the parties acknowledges and agrees for the purposes of the Misrepresentation Act 1967 and the Unfair Contract Terms Act 1977 that the provisions of this clause 17 are reasonable.

18.  TIME FOR PERFORMANCE

     Time shall not be of the essence of this agreement but following failure by any party to comply with any provision of this agreement time may be made of the essence by any other party giving to the party in default two Business Days' notice to that effect.

19.  VARIATIONS

     No variation of this agreement or any of the documents in the agreed form shall be valid unless it is in writing and signed by or on behalf of each of the parties to this agreement.

20.  WAIVER

     No waiver by any party of any breach or non-fulfilment by the other party or parties of any provisions of this agreement shall be deemed to be a waiver of any subsequent or other breach of that or any other provision and no failure to exercise or delay in exercising any right or remedy under this agreement shall constitute a waiver thereof. No single or partial exercise of any right or remedy under this agreement shall preclude or restrict the further exercise of any such right or remedy. The rights and remedies of the Purchaser provided in this agreement are cumulative and not exclusive of any rights and remedies provided by law.

21. AGREEMENT CONTINUES IN FORCE

     This agreement shall remain in full force and effect so far as concerns any matter remaining to be performed at Completion even though Completion shall have taken place.

22. SEVERABILITY

     The invalidity, illegality or unenforceability of any provisions of this agreement shall not affect the continuation in force of the remainder of this agreement.

23.  NOTICES

     Any notice to be given pursuant to the terms of this agreement shall be given in writing to the party due to receive such notice at (in the case of a company) its registered office from time to time or (in the case of an individual) at his address set out in this agreement or such other address as may have been notified to the other parties in accordance with this clause 23. Notice shall be delivered personally or sent by first class prepaid recorded delivery or registered post (airmail if overseas) or by facsimile transmission and shall be deemed to be given in the case of delivery personally on delivery and in the case of posting (in the absence of evidence of earlier receipt) 48 hours after posting (six days if sent by airmail) and in the case of facsimile transmission on completion of the transmission provided that the sender shall have received printed confirmation of transmission.

24.  COUNTERPARTS

     This agreement may be executed in any number of counterparts each of which when executed by one or more of the parties hereto shall constitute an original but all of which shall constitute one and the same instrument.

25.  THIRD PARTY RIGHTS

     A person who is not party to this agreement shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this agreement except that the Company may enforce clause 12.3.3 of this agreement as though it were a party to it and any holder of Loan Notes may enforce clause 12.1 as though it were a party to it. This clause does not affect any right or remedy of any person which exists or is available otherwise than pursuant to that Act.

26.  GOVERNING LAW AND JURISDICTION

     26.1 This agreement shall be governed by and construed in accordance with the laws of England.

     26.2 The parties irrevocably agree that the courts of England shall have exclusive jurisdiction to settle any dispute which may arise out of or in connection with this agreement and that accordingly, any suit, action or proceedings (together in this clause 26 referred to as "PROCEEDINGS") arising out of or in connection with this agreement shall be brought in such courts.

     26.3 The Vendors irrevocably waive any objection which they may have now or hereafter to the laying of the venue of any Proceedings in such court as is referred to in this clause 26 and any claim that any such Proceedings have been brought in an inconvenient forum and further irrevocably agree that a judgment in any Proceedings brought in the English courts shall be conclusive and binding upon the Vendors and may be enforced in the courts of any other jurisdiction.

     26.4 The Purchaser appoints the company secretary of CNT International Limited of 2 Langley Quay, Waterside Drive, Langley, Slough, Berkshire SL3 6EX to accept service on its behalf of any proceedings which may be commenced pursuant to this clause in the courts of England.

IN WITNESS of which the parties or their duly authorised representatives have executed this agreement as a deed.

                                   SCHEDULE 1

            DETAILS OF THE VENDORS, THE SHARES AND THE CONSIDERATION

               (1)                                                      (2)                             (3)
         NAME AND ADDRESS                                     NO. AND CLASS OF SHARES                 RELEVANT
                                                                                                    PERCENTAGE(S)

Greg Scorziello                                           155 "A" ordinary shares of Pound              38.75%
11 The Bridle Road                                        Sterling 1 each
Purley
Surrey CR8 3JB

Paul John Foskett                                         155 "A" ordinary shares of Pound              38.75%
17 Rashleigh Court                                        Sterling 1 each
Church Crookham
Fleet
Hampshire GU13 0UQ

Owen George Smith                                         90 "B" ordinary shares of Pound               22.5%
Abbey Farm                                                Sterling 1 each
Boarley Lane
Sanding
Maidstone
Kent ME14 3BT

                                   SCHEDULE 2

                                     PART 1

                                   THE COMPANY

1.       Registered number:
                                                                 03449638
2.       Date of incorporation:
                                                                 14 October 1997
3.       Place of incorporation:
                                                                 Cardiff
4.       Registered office:
                                                                 The Watermill, Spring Lane, Oxted, Surrey RH8 9PB
5.       Principal business:
                                                                 Provider of computer based technology solutions
6.       Authorised share capital:
                                                                 910 A ordinary shares of Pound Sterling 1 each
                                                                 90 B ordinary  shares of Pound Sterling 1 each
7.       Issued share capital:
                                                                 310 A ordinary shares of Pound Sterling 1 each
                                                                 90 B ordinary  shares of Pound Sterling 1 each

         Amount paid up:                                         Fully paid


8.       Directors  -  full names and usual residential
         addresses:                                              Greg Scorziello
                                                                 11 The Bridle Road
                                                                 Purley
                                                                 Surrey CR8 3JB


                                                                 Paul John Foskett
                                                                 17 Rashleigh Court
                                                                 Church Crookham
                                                                 Fleet
                                                                 Hampshire GU13 0UQ


                                                                 Owen George Smith
                                                                 Abbey Farm
                                                                 Boarley Lane
                                                                 Sandling
                                                                 Maidstone
                                                                 Kent ME14 3BT
9.       Secretary   -  full name and usual residential
         address:                                                Greg Scorziello
                                                                 11 The Bridle Road
                                                                 Purley
                                                                 Surrey CR8 3JB
10.      Accounting reference date:
                                                                 31 December

11.      Auditors:
                                                                 Spain Brothers & Co
                                                                 Falcon House
                                                                 73 College Road
                                                                 Maidstone
                                                                 Kent ME15 6RW
12.      Tax residence:
                                                                 England
13.      VAT registration number:
                                                                 709281039
14.      Bank account - details:
                                                                 National Westminster Bank plc
                                                                 3 High Street
                                                                 Maidstone
                                                                 Kent ME14 1XU


                                                                 (Account number:
                                                                 Current account: 79334431
                                                                 Treasury account: Ref: 08645132 - Team 2 BDU4
                                                                 Business reserve account: 77989406
                                                                 Reserve account: 79334466
                                                                 Sort Code: 60-60-08)
15.      Loan facilities:
                                                                 None
16.      Charges:
                                                                 None

                                     PART 2

                                 OLIVE COMPANIES


NAME AND REGISTERED NO.  DATE AND PLACE OF  DIRECTORS AND SECRETARY     AUTHORISED SHARE   ISSUED SHARE        SHAREHOLDERS
                         INCORPORATION                                  CAPITAL (POUND     CAPITAL (POUND
                                                                        STERLING AND NO.)  STERLING AND NO.)


Olive Computing          Cardiff            Greg Scorziello (director   Pound Sterling     2 ordinary shares   Greg Scorziello, Paul
Limited (03446465)       8 October 1997     and secretary)              1,000,000 divided  of Pound Sterling   John Foskett, Owen
                                            Paul John Foskett           into 1,000,000     1 each              George Smith
                                                                        shares of Pound
                                                                        Sterling 1 each

Olive Consulting         Cardiff            Greg Scorziello (director   Pound Sterling     2 Ordinary shares   Greg Scorziello, Paul
Limited (03446481)       8 October 1997     and secretary)              1,000,000 divided  of Pound Sterling   John Foskett, Owen
                                            Paul John Foskett           into 1,000,000     1 each              George Smith
                                                                        shares of Pound
                                                                        Sterling 1 each

                                     PART 3

                                 BI-TECH SWEDEN

1.        Registered Number:                           556613-5546

2.        Date of incorporation:                       25 July 2001

3.        Place of incorporation:                      Municipality of Stockholm, Sweden

4.        Registered office:                           Skallgangsbacken 3, 163 54 Spanga

5.        Principal business:                          To be technical consultants, to purchase, dispose and
                                                       lease IT-related equipment and to conduct any business
                                                       related thereto

6.        Authorised share capital:                    SEK 500,000 comprising 50,000 ordinary shares of
                                                       SEK 10 each

7.        Issued share capital:                        SEK 500,000 comprising 50,000 ordinary shares of
                                                       SEK 10 each

8.        Shareholders                                 Shares                        Percentage Shareholding

          Business Impact Technology Solutions         25,500                        51.00%
          Limited

          Annsofi Rosenqvist                           6,875                         13.75%

          Lars Rosenqvist                              6,875                         13.75%

          Totala Datalosningar I Sverige AB            10,750                        21.5%

                                                       ------                        -----
          Total                                        50,000                        100%

9.        Directors - full names and usual             Catarina Annsofie Rosenqvist Skallgangsbacken 3, 163 54,
          residential address:                         Spanga

                                                       Gregory Scorziello
                                                       11 Bridle Path, Purley, Surrey, CR8 3JB, Great Britain

                                                       Owen George Smith
                                                       Abbey Farm, Boarley Lane, Sandling,  Maidstone, Kent, ME14
                                                       3BT, Great Britain

10.       Secretary - full name and usual              None
          residential address:

11.       Accounting reference date:                   31 December

12.       Auditors:                                    Ulf Lindstrom c/o  Familjeforetagens Rev. Byra, Poitionen
                                                       107, 115 74 Stockholm

13.       Tax residence:                               Sweden

14.       VAT registration number:                     556613-5546-1

15.       Bank account details:                        None

16.       Loan facilities:                             None

17.       Charges:                                     None

                                   SCHEDULE 3

                                 THE WARRANTIES

                                     PART 1

                                     GENERAL

1.   DISCLOSURE OF INFORMATION

     The facts set out in recitals A and B and schedules 1 and 2 are true, complete and accurate in all respects and not misleading.

2.   CAPACITY AND OWNERSHIP OF SHARES

     2.1 Each of the Vendors has full power and authority and has taken all action necessary to execute and deliver and to exercise his/her rights and perform his/her obligations under this agreement and each of the documents in the agreed form to be executed on or before Completion.

     2.2 None of the Vendors nor any person connected with any Vendors has any interest, directly or indirectly, in any business other than that now carried on by the Group which is or is likely to be or become competitive with the business of the Group.

     2.3 The Shares constitute the whole of the allotted and issued share capital of the Company and have been properly allotted and issued.

     2.4 There is no Encumbrance on, over or affecting the Shares or any of them or any unissued shares in the capital of the Company and there is no agreement or commitment to give or create any Encumbrance or negotiations which may lead to such an agreement or commitment and no claim has been made by any person to be entitled to an Encumbrance in relation thereto.

     2.5 The Vendors are entitled to sell and transfer the full legal and beneficial ownership in the Shares to the Purchaser and such sale will not result in any breach of or default under any agreement or other obligation binding upon the Vendors or any of them or any of their respective property.

     2.6 Other than this agreement, there is no agreement, arrangement or obligation requiring the creation, allotment, issue, transfer, redemption or repayment of, or the grant to any person of the right (whether conditional or not) to require the allotment, issue, transfer, redemption or repayment of, any shares in the capital of the Company (including, without limitation, an option or right of pre-emption or conversion).

     2.7 There is no litigation, arbitration, prosecution, administrative or other legal proceedings or dispute in existence or threatened against any of the Vendors in respect of the Shares or the Vendors' entitlement to dispose of the Shares and there are no facts known to the Vendors or any of them which might give rise to any such proceedings or any such dispute.

     2.8 Neither the Shares nor any of the Company's assets have been the subject of a transaction at an undervalue within the meaning of part IX or part VI of the Insolvency Act 1986.

     2.9 The Company has not received any notice or any application or notice of any intended application under the provisions of the Companies Acts for the rectification of the register of members of the Company.

    2.10 The Company has not exercised nor purported to exercise or claim any lien over the Shares and no call on the Shares is outstanding and all the Shares are fully paid up.

    2.11 The Company has not at any time given any financial assistance in connection with the purchase of Shares as would fall within the provisions of sections 151 to 157 of the 1985 Act.

3.   ACCOUNTS

     3.1 The Accounts have been prepared in accordance with the requirements of the relevant statutes and on a basis consistent with that adopted in the preparation of the audited accounts of the Company for each of the three immediately preceding financial years of the Company and in accordance with all financial reporting standards, statements of standard accounting practice and generally accepted accounting principles and practices in the United Kingdom and give a true and fair view of the assets and liabilities and state of affairs of the Company as at the Accounts Date and its profits and losses for the relevant period ended on the Accounts Date.

     3.2 The Accounts disclose all material assets and either make adequate provision or reserve for or, as appropriate, disclose all bad and doubtful debts and all accruals and liabilities whether actual, contingent, unquantified or disputed and all capital commitments whether actual or contingent of the Company as at the Accounts Date.

     3.3 Any slow-moving stock included in the Accounts has been written down appropriately and any damaged, redundant, obsolete or unsaleable stock has been wholly written off and the value attributed to the remaining stock and work in progress does not exceed the lower of cost or net realisable value as at the Accounts Date.

     3.4 The audited balance sheets and profit and loss accounts of the Company for each of the three immediately preceding financial years of the Company ended on the Accounts Date complied with the requirements of all relevant laws then in force and with all statements of standard accounting practice, all financial reporting standards and generally accepted accounting principles and practices of the United Kingdom then in force.

     3.5 Except as stated in the audited balance sheets and profit and loss accounts of the Company for each of the three immediately preceding financial years of the Company ended on the Accounts Date, no changes in the policies of accounting have been made therein for any of those three financial years and the method of valuing stock and work in progress and the basis of depreciation and amortisation adopted has been consistent during each of these three financial years.

     3.6 The profits shown by the audited profit and loss accounts of the Company for each of the last three preceding financial years ended on the Accounts Date have not (except as disclosed therein) been affected by any extraordinary or exceptional item or by any other factor rendering such profits for all or any of such periods unusually high or low.

     3.7 The Management Accounts have been carefully prepared on a basis consistent with the Accounts and materially in accordance with the accounting policies applied to the Accounts.

4.   POSITION SINCE ACCOUNTS DATE

     Since the Accounts Date:

     4.1 the business of the Company has been carried on in the ordinary and usual course and so as to maintain the same as a going concern;

     4.2 there has been no material deterioration either in turnover or in the financial or trading position of the Company compared with the same periods during each of the two immediately preceding years and the Vendors are not aware of any matter or circumstance which has materially and adversely affected or is likely to affect materially and adversely the volume or level of trading of the Company;

     4.3 the Company has not acquired or disposed of or agreed to acquire or dispose of any business or any material asset or assumed or acquired any material liability (including a contingent liability) otherwise than in the ordinary course of business;

     4.4 the Company has paid its creditors materially in accordance with their respective credit terms (as any such terms may have been agreed with the relevant creditor to be extended or waived) except where there has been a dispute in relation to the relevant payment and there are no amounts owing by the Company which have been due for more than 60 days;

     4.5 no debtor has been released by the Company on terms that he pays less than the book value of his debt and no debt owing to the Company has been deferred, subordinated or written off or has proved to any extent irrecoverable;

     4.6 there has not been any material adverse change in the assets or liabilities (including contingent liabilities) of the Company as shown in the Accounts except for changes arising in the normal course of trading;

     4.7 all payments, receipts and invoices of the Company have been accurately recorded in the books of the Company in all material respects;

     4.8 there has not been any capitalisation of reserves of the Company and the Company has not issued or agreed to issue any share or loan capital other than that issued at the Accounts Date and has not granted or agreed to grant any option in respect of any share or loan capital and the Company has not repaid any loan capital in whole or in part nor has it, by reason of any default by it in its obligations, become bound or liable to be called upon to repay prematurely any loan capital or borrowed monies;

     4.9 there has been no resolution of or agreement by the members of the Company or any class thereof (except as provided in this agreement or with the prior written consent of the Purchaser) and in particular there has been no capital reorganisation or other change in the capital structure of the Company;

     4.10 the Company has not changed its accounting reference period;

     4.11 the Company has not declared or paid any dividend; and

     4.12 no supplier to or customer of the Company who accounted for more than five per cent of the Company's annual turnover in the last financial year has ceased to trade with the Company or notified the Company of its intention to do so and the Company's business has not been materially and adversely affected by any change in the terms of business with such a supplier or customer and the Company has not been notified of any such proposed change.

5.   LICENCES AND CONSENTS

     The Company has obtained all licences, permissions, authorisations and consents required to own and operate its assets and for the proper carrying on of its business (a list of which is set out in the Disclosure Letter). All such licences, permissions, authorisations and consents are in full force and effect the Company is not in breach of any of the terms and conditions attached thereto and so far as the Vendors are aware there are no circumstances which indicate that any of such licences, permissions, authorisations or consents may be revoked or not renewed in the ordinary course of events nor so far as the Vendors are aware are there any circumstances which indicate that equivalent licences, permissions, authorisations or consents on no less favourable terms would not be granted to the Company following the acquisition of the Shares by the Purchaser.

6.   ASSETS

     6.1 All the property and assets which are described and included in the Accounts and/or the Management Accounts or which are used in connection with the business of the Company or which are in the reputed ownership of the Company or are situated on the Property are:

          6.1.1 legally and beneficially owned by the Company;

          6.1.2 in the possession or under the control of the Company;

          6.1.3 free from all Encumbrances and there is not any agreement or commitment to give or create, and no claim has been made by any person entitled to any Encumbrance; and

          6.1.4 situated in the United Kingdom.

     6.2 The Company owns or is legally entitled to use all the assets necessary or desirable for the effective operation of its business.

     6.3 None of the assets referred to in paragraph 6.1 are the subject of any assignment, factoring arrangement, leasing or hiring agreement, hire purchase agreement for payment on deferred terms or any similar agreement or arrangement.

     6.4 All the plant, machinery (excluding the Proprietary Business Software), equipment and vehicles owned or used by the Company are in working order and have been regularly maintained and no substantial repairs are in hand or, so far as the Vendors are aware, are necessary and none of the plant, machinery, equipment or vehicles is out of date or dangerous or fails to comply with all the applicable safety standards.

     6.5 The equipment registers of the Company (which are annexed to the Disclosure Letter) comprise a complete and accurate record of all the plant, machinery, equipment and vehicles owned or used by the Company at Completion.

7.   DEBTS, STOCK AND WORK IN PROGRESS

     7.1 All the stock of hardware, software, systems components, packaging, materials and finished goods is of satisfactory quality and in good repair and condition and, except where such stock is carried at nil or nominal value, none of such stock is damaged, obsolete or slow moving.

     7.2 The stock referred to in paragraph 7.1 is sufficient for the normal requirements of the business of the Company having regard to current and reasonably anticipated demand.

     7.3 The work in progress is in line with management expectations having regard to current and reasonably anticipated demand.

     7.4 So far as the Vendors are aware no hardware, software, systems or other goods supplied by the Company are in any material respect faulty or defective or fail to comply with any applicable regulations, standards or requirements or their terms of sale.

     7.5 The book debts shown in the Accounts have realised their nominal amount less any reserve for bad or doubtful debts included in the Accounts and none of the book debts incurred since the Accounts Date and which is outstanding at the Completion Date is overdue by more than 60 days or is the subject of an arrangement not made in the usual course of the Company's business and the Vendors are not aware of any reason why any such debt should not be realised in full in the ordinary course of business following Completion.

     7.6 The Company is not owed any sums other than trade debts incurred in the ordinary course of business.

8.   INSURANCE

     8.1 Details of all insurance policies effected by the Company or by any other person in relation to any of the Company's assets are annexed to the Disclosure Letter and all such details are true and correct in all material respects and all such insurance policies are currently in full force and effect.

     8.2 So far as the Vendors are aware, the Company has not done or omitted to do or suffered anything to be done or not to be done which has rendered any policies of insurance taken out by it or by any other person in relation to any of the Company's assets void or voidable or which would result in an increase in the rate of premiums on the said policies and there are no claims outstanding and, so far as the Vendors are aware, there are no circumstances which would or might give rise to any claim under any of such policies of insurance.

     8.3 All the assets (including stock-in-trade) of the Company of an insurable nature are and have at all material times been insured in adequate amounts in accordance with industry standards against fire and theft. The Company is and has at all material times been adequately insured against accident and third party risks (including professional indemnity and public liability cover).

9.   RECORDS

     All the accounts, books, registers, ledgers and financial and other material records of whatsoever kind of the Company (including statutory books, all invoices and other records required for VAT purposes) are materially up to date, in its possession or under its control and have been fully properly and accurately kept and compiled in all material respects.

10. CONFIDENTIAL INFORMATION

     10.1 The Company does not use any processes and is not engaged in any activities which the Vendors are aware involve the misuse of any confidential information belonging to any third party.

     10.2 The Company has not received any written notice any actual or alleged misuse by any person of any of its Confidential Information.

     10.3 The Vendors have not and, so far as the Vendors are aware, no other employee or director of the Company has disclosed to any person any of its Confidential Information except where such disclosure was properly made in the normal course of the Company's business or was made subject to an agreement under which the recipient is obliged to maintain the confidentiality of such Confidential Information.

     10.4 The Company uses reasonable endeavours to keep its Confidential Information strictly confidential.

     10.5 The Methodologies are clearly and fully documented and are stored with appropriate levels of security. The Methodologies are kept confidential by the Company and so far as the Vendors are aware, have not been disclosed to any third party other than to the Company's customers to the extent necessary to provide implementation, management or consultancy services to them. The Company solely owns all Intellectual Property Rights (including all know how rights) subsisting in the Methodologies.

11. INTELLECTUAL PROPERTY

     11.1 The Company is the sole legal and beneficial owner of all the domain names set out in the Disclosure Letter and all Proprietary Business Intellectual Property. To the extent that such Proprietary Business Intellectual Property is a copyright or database right, such ownership is unencumbered.

     11.2 No Proprietary Business Intellectual Property is registered in the name of the Company and no application for registration of Proprietary Business Intellectual Property has been made by or on behalf of or in the name of the Company.


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



     11.3 The Business Intellectual Property comprises all Intellectual Property which the Company has used in carrying on its business prior to Completion and which will be required to fulfil the Company's contractual obligations as at the date of Completion.

     11.4 Complete copies of all material Inward IP Agreements are attached to the Disclosure Letter and none are subject to a provision which entitles the other contracting party or parties to terminate the agreement as a result of the change in ownership of the Company. Neither the Company nor, so far as the Vendors are aware, any other party is in material breach of any of the Inward IP Agreements.

     11.5 Complete copies of all material Outward IP Agreements are attached to the Disclosure Letter and none are subject to a provision which entitles the other contracting party or parties to terminate the agreement as a result of the change in ownership of the Company. Neither the Company nor so far as the Vendors are aware any other party is in material breach of any of the Outward IP Agreements.

     11.6 So far as the Vendors are aware, none of the Proprietary Business Intellectual Property and, so far as the Vendors are aware, none of the Third Party Business Intellectual Property (other than standard software licensed to the Company under shrink wrap licence terms) is currently being infringed or has been so infringed in the two year period immediately preceding Completion.

     11.7 There are no outstanding claims against the Company for infringement of any Intellectual Property used (or which has been used) by it and no such claims have been settled by the giving of any written undertakings which remain in force. So far as the Vendors are aware, no activities of the Company infringe or have infringed any Intellectual Property Rights of any third party.

12.  BUSINESS SOFTWARE AND METHODOLOGIES

     12.1 The Disclosure Letter sets out an accurate list of all material Proprietary Business Software and Methodologies.

     12.2 With respect to the Proprietary Business Software, the Company:

          12.2.1 maintains machine-readable and source code copies of the latest versions;

          12.2.2 such Proprietary Business Software can be maintained and modified by reasonably competent programmers familiar with such language, hardware and operating systems within a reasonable time taking into account the complexity of the system.

     12.3 Details of any current escrow agreements to which the Company is a party and which relate to any Proprietary Business Software are set out in the Disclosure Letter. So far as the Vendors are aware, the Company has not otherwise disclosed the source code of any of its Proprietary Business Software.

13.  COMPUTER SYSTEMS

     13.1 None of the Company's records, systems, controls, data or information are recorded, stored, maintained, operated or otherwise wholly or partly dependent upon or held by any means (including any electronic, mechanical or photographic processes whether computerised or not) which (including all means of access thereto and therefrom) are not under the ownership and control of the Company.

     13.2 Details of material maintenance agreements relating to the Computer Systems are specified in the Disclosure Letter and the Computer Systems have been satisfactorily maintained.

     13.3 Details of all material Computer Contracts (excluding shrinkwrap licences) are set out in the Disclosure Letter. All such information is accurate in all material respects. The Vendors are not aware that any party is in breach of any of the Computer Contracts, or that any notice has been served alleging any such breach or seeking to terminate any Computer Contract.

     13.4 Details of the disaster recovery plans used by the Company are set out in the Disclosure Letter.

     13.5 The Company's procedures for internal and external security of the Computer Systems including procedures for taking and storing, on-site and off-site, back-up copies of computer programs and data are described in the Disclosure Letter. No fault in any element of the Computer Systems has resulted in more than one day's data being lost in the last 12 months.

     13.6 So far as the Vendors are aware, no modifications are required in relation to any of the Proprietary Business Software or the Computer Systems to enable them to deal appropriately with the introduction of the European single currency (irrespective of whether or not the United Kingdom participates therein). As such all of the Proprietary Business Software and each software element of the Computer System can perform their material monetary functions in accordance with:

          13.6.1 Council Regulation (EC) No 1103/97 of 17 June 1997 and No 979/98 of 3 May 1998;

          13.6.2 any applicable national legislation and standards relating to the introduction of the euro in those member States of the European Union in which such Proprietary Business Software are currently licensed to be used and/or in which the Company operates;

          13.6.3 in both the euro and all applicable national currencies (which relate to the countries in which such Proprietary Business Software are currently licensed to be used and/or in which the Company operates) both during the transition phase and until each Member State agrees to participate in the European Monetary Union.

     13.7 Details of the Company's notification under the Data Protection Act 1998 are set out in the Disclosure Letter and so far as the Vendors are aware the Company has not received any written claim for compensation under the Data Protection Act 1998.

     13.8 The Company has duly complied with and currently complies with all material requirements under the Data Protection Act 1998.

     13.9 The Company has not received a notice from or been subject to written enquiries by the Data Protection Registrar regarding non-compliance or alleged non-compliance by the Company with any provision of the Data Protection Act 1998 (including, without limitation, the data protection principles).

14.  EMPLOYEES

     14.1 None of the officers or employees of the Company has given or, so far as the Vendors are aware, threatened to give or received written notice terminating his employment or will be entitled to give notice as a result of the provisions of this agreement.

     14.2 The current standard terms and conditions of employment for employees of the Company (including, without limitation, all remuneration, incentives, bonuses, expenses, profit-sharing arrangements and other payments, share option schemes and other benefits whatsoever payable) and, where an employee has been continuously absent from work for more than one month, the reason for the absence are set out in the Disclosure Letter.

     14.3 There is not in existence any contract of employment with any director or employee of the Company (or any contract for services with any individual) which cannot be terminated by the Company giving three months' notice or less without giving rise to the making of a payment in lieu of notice or a claim for damages or compensation (other than a statutory redundancy payment or statutory compensation for unfair dismissal) or which is in suspension or has been terminated but is capable of being revived or enforced or in respect of which the Company has a continuing obligation.

     14.4 In relation to each of the present officers or employees of the Company (and so far as relevant to each of its former employees) the Company has:

          14.4.1 complied in all material respects with all obligations imposed on it by articles of the Treaty establishing the European Community, European Commission regulations and directives and all statutes, regulations and codes of conduct relevant to the relations between it and its employees or it and any recognised trade union or appropriate representatives;

          14.4.2 maintained adequate and suitable records regarding the service of each of its employees;

          14.4.3 complied in all material respects with all collective agreements and customs and practices for the time being dealing with such relations or the conditions of service of its employees; and

          14.4.4 complied with all relevant orders and awards made under any statute affecting the conditions of service of its employees.

     14.5 The Company is not involved in any disputes and so far as the Vendors are aware there are no circumstances which may result in any dispute involving the Company and any of the officers or employees or former employees of the Company and so far as the Vendors are aware the identity of the Purchaser is unlikely to lead to any such dispute. The Disclosure Letter contains complete and accurate details regarding the reasons for, and procedures followed in conjunction with, the dismissal of David Woods who was fairly dismissed in accordance with the Employment Rights Act 1996 and David Woods was not subject to any unlawful discrimination on the part of the Company.

     14.6 There is not outstanding any agreement or arrangement to which the Company is party for profit sharing or for payment to any of its officers or employees or former employees of bonuses or for incentive payments or other similar matters.

     14.7 There is no agreement or arrangement between the Company and any of its employees or officers or former employees or officers with respect to his employment, his ceasing to be employed or his retirement which is not included in the written terms of his employment or previous employment.

     14.8 Since the Accounts Date, no change has been made in the terms of employment by the Company (other than those required by law) of any of the officers or employees of the Company and the Company is not obliged to increase and has not made provision to increase the total annual remuneration payable to its officers and employees.

     14.9 The Company has not entered into any recognition agreement with a trade union.

    14.10 The Company has complied with all recommendations made by the Advisory Conciliation and Arbitration Service and with all awards and declarations made by the Central Arbitration Committee.

    14.11 There is no agreement, arrangement, scheme or obligation (whether legal or moral) for the payment of any pensions, allowances, lump sums or other like benefits on redundancy or retirement or on death or during periods of sickness or disablement for the benefit of any of the officers or employees of the Company or former officers or employees or for the benefit of dependants of such persons.

    14.12 Within the two years preceding Completion, the Company has not been a party to a relevant transfer (as defined in the Transfer of Undertakings (Protection of Employment) Regulations 1981).

    14.13 No amounts due to or in respect of any of the officers or employees or former employees of the Company (including PAYE and national insurance and pension contributions) are in arrears or unpaid.

    14.14 No monies or benefits other than in respect of contractual emoluments are payable to any of the officers or employees of the Company and there is not at present a claim, occurrence or state of affairs which may hereafter give rise to a claim against the Company arising out of the employment or termination of employment of any employee or former employee for compensation for loss of office or employment or otherwise and whether under the Employment Rights Act 1996, Race Relations Act 1976, Equal Pay Act 1970, Sex Discrimination Act 1975, Sex Discrimination Act 1986, Disability Discrimination Act 1995, Working Time Regulations 1998, National Minimum Wage Act 1998 and the regulations made under such acts or regulations or any other act or otherwise.

15.  CONTRACTS

     15.1 There is not outstanding in connection with the business of the
          Company:

          15.1.1 any agreement or arrangement between the Company and any third party which the signature or performance of this agreement will contravene or under which the third party will acquire a right of termination or any option as a result of the signature or performance of this agreement;

          15.1.2 any agency, distributorship, marketing, purchasing, manufacturing or licensing agreement or arrangement pursuant to which any part of the business of the Company has been carried on;

          15.1.3 any agreement or arrangement between the Company and any other company which is a member of the Group or between any of them and any Vendor (or any person connected with a Vendor);

          15.1.4 any agreement or arrangement entered into by the Company otherwise than by way of bargain at arm's length;

          15.1.5 any sale or purchase or option agreement, arrangement or obligation affecting any of the assets of the Company or by which the Company is bound; or

          15.1.6 any agreement or contract which is known to be likely to result in a loss to the Company on completion of performance or incapable of performance in accordance with its terms within three months after the date on which it was entered into or undertaken.

     15.2 Neither the Company nor, so far as the Vendors are aware, any party with whom the Company has entered into any agreement or contract is in default (under any contract to which the Company is a party) being a default which would have a material and adverse effect on the financial or trading position the Company and the Vendors are not aware of any circumstances likely to give rise to such a default.

     15.3 The Company has not received written notice of intention to terminate any contract to which it is party from any party with whom the Company has entered into any agreement or contract.

     15.4 The Vendors have no reason to believe that any customer or supplier of the Company or other person dealing with the Company will refuse to continue to deal with the Company or will deal with it on a smaller scale than at present as a result of the change of control of the Company to be effected pursuant to this agreement.

     15.5 Material details of all sums paid or payable under each Reseller Agreement to the Company in respect of promotional and marketing activities are set out in the Disclosure Letter and there are no circumstances which have arisen or which, as far as the Vendors are aware, will arise (including, but not limited to, the change of control of the Company) which will oblige the Company to repay any of such sums.

     15.6 There are no financial commitments to provide promotional or marketing funding to the Company's value added resellers, distributors or representatives other than as set out in the Disclosure Letter.

     15.7 All copy contracts provided to the Purchaser's Solicitors which are either undated or unsigned by either or both of the contracting parties nevertheless constitute the only contractual terms which either party has asserted or relied upon in their course of dealings and the Company has not received any notice to the contrary and so far as the Vendors are aware such documents constitute the entire agreement between such parties relating to the relevant contract's subject matter.

     15.8 All contracts with the Company's customers for the supply of goods and/or services incorporate, where appropriate, (to the exclusion of any terms and conditions which the customer purports to impose upon the Company) the Company's:

          15.8.1 standard terms and conditions for the maintenance of Information Processing Systems and Equipment; or

          15.8.2 standard terms and conditions of Sale,

          each of which are annexed to the Disclosure Letter.

16.  TRADING

     16.1 There is not outstanding any liability or claim against the Company and no dispute exists between the Company and any customer, client or supplier thereof nor are there any circumstances of which the Vendors are aware and which are believed by the Vendors to be likely to give rise to any such dispute.

     16.2 The Company has not given any guarantee or warranty or made any representation in respect of goods or services supplied or contracted to be supplied by it save for any guarantee or warranty implied by law and (save as aforesaid) has not accepted any liability or obligation in respect of any goods or services that would apply after any such goods or services have been supplied by it.

     16.3 The Company has not entered into an agreement or arrangement with a customer or supplier on terms materially different to its standard terms of business, a copy of which is annexed to the Disclosure Letter.

     16.4 The Company is not restricted by contract from carrying on any activity in any part of the world.

     16.5 Other than in the ordinary course of business, no offer, tender or the like is outstanding which is capable of being converted into an obligation of the Company by an acceptance or other act of some other person.

     16.6 The list of creditors of the Company (and related amounts) annexed to the Disclosure Letter is complete and accurate as of three days prior to the Completion Date and there has been no material change to the number of creditors (or amounts owed to such creditors) since that date.

17. JOINT VENTURES ETC

    The Company is not:

     17.1 a party to any joint venture, consortium, partnership or profit-sharing arrangement or agreement; or

     17.2 a member of any partnership, trade association, society or other group whether formal or informal and whether or not having a separate legal identity and no such body is relevant to or has any material influence over the business of the Company as now carried on.

18. BORROWINGS

    Except as disclosed in the Accounts the Company does not have outstanding:

     18.1 any borrowing or indebtedness in the nature of borrowing (or any undrawn facilities) including any bank overdrafts, liabilities under acceptances (otherwise than in respect of normal trade bills), grants and acceptance credits;

     18.2 any guarantee, indemnity or undertaking to procure the solvency of any person or any similar obligation; or

     18.3 any Encumbrance or any obligation (including a conditional obligation) to create an Encumbrance.

19. LITIGATION, OFFENCES AND COMPLIANCE WITH STATUTES

     19.1 Otherwise than as claimant in the collection of debts arising in the ordinary course of business (none of which exceed Pound Sterling10,000), neither the Company nor any person for whose acts or defaults the Company may be vicariously liable is claimant, defendant or otherwise a party to any litigation, arbitration or administrative proceedings which are in progress or are threatened or pending by or against or concerning the Company or any of its assets; the Company is not being prosecuted for any criminal offence and so far as the Vendors are aware no governmental or official investigation or inquiry concerning the business or officers of the Company or any of its assets is in progress or pending and so far as the Vendors are aware there are no circumstances which are likely to give rise to any such proceedings, investigation or inquiry.

     19.2 Neither the Company nor, so far as the Vendors are aware, any of its officers, agents or Employees (during the course of their duties in relation to the business of the Company) has committed or omitted to do any act or thing the commission or omission of which is or could be in contravention of any statutory obligation or any other law of the United Kingdom giving rise to any fine, penalty or default proceedings in relation to the business or officers of the Company or any of its assets or any judgment or decision which would materially affect the financial or trading position or prospects of the Company.

20. RESTRICTIVE AGREEMENTS

     20.1 There are no agreements in force restricting the freedom of the Company to provide and take goods and services or to otherwise conduct its trade and business by such means and from and to such persons as it may from time to time think fit.

     20.2 So far as the Vendors are aware, the Company is not nor has it been party to any agreement, arrangement, concerted practice or course of conduct which:

          20.2.1 is or should have been registered under the Restrictive Trade Practices Acts 1976 and 1977 or is or was notifiable by virtue of the provisions of the Competition Act 1998 ("1998 Act") or contravened the provisions of the Resale Prices Act 1976 or is or has been the subject of any inquiry, investigation or proceeding under any of these Acts;

          20.2.2 is or has been the subject of an inquiry, investigation, reference or report under the Fair Trading Act 1973 or the Competition Act 1980;

          20.2.3 contravenes Article 81(1) or 82 of the Treaty establishing the European Community or which has been notified to the Commission of the European Community for an exemption or in respect of which an application has been made to the said Commission for a negative clearance or infringes any regulation or other enactment made under Article 83 of the said Treaty or is or has been the subject of any inquiry, investigation or proceeding in respect thereof; or

          20.2.4 contravenes any provision of the 1998 Act or has or is intended to have the effect of restricting, distorting or preventing competition in connection with the production, supply or acquisition of goods in the United Kingdom or any part of it or the supply or securing of services in the United Kingdom or any part of it or which has been notified to the Director General of Fair Trading or any other authority having jurisdiction under the 1998 Act for a decision or guidance or in respect of which a decision or order has been made by the Director General of Fair Trading or any other authority having jurisdiction under the 1998 Act or is or has been the subject of any inquiry, investigation or proceeding under the 1998 Act; or

          20.2.5 is by virtue of its terms or by virtue of any practice for the time being carried on in connection therewith a "Consumer Trade Practice" within the meaning of section 13 of the Fair Trading Act 1973 and susceptible to or under reference to the Consumer Protection Advisory Committee or the subject matter of a report to the Secretary of State or the subject matter of an order by the Secretary of State under the provisions of part II of that Act.

21. SUBSIDIARIES

     21.1 The Company has not since its incorporation had any subsidiary or subsidiary undertaking apart from the Olive Companies and Bi-Tech Sweden and has not been the subsidiary of any other company and the Company is not the legal or beneficial owner of any shares of any other company other than Bi-Tech Sweden.

     21.2 The Vendors are the legal and beneficial owners of the entire issued share capital of the Olive Companies. The Olive Companies have been dormant companies since their incorporation and neither the Olive Companies nor the Company nor Bi-Tech Sweden has incurred any liabilities in relation to the Olive Companies. A valid application has been made to the Registrar of Companies to strike off the Olive Companies from the Register of Companies.

22. ADMINISTRATION

     22.1 Every document required by the Companies Acts to be filed with the Registrar of Companies has been duly filed and compliance has been and is being made in all material respects by the Company with the Companies Acts.

     22.2 The copy of the memorandum and articles of association of the Company annexed to the Disclosure Letter is accurate and complete in all respects, includes copies of all resolutions and documents required to be incorporated therein.

     22.3 All legal requirements in connection with the formation and conduct of the Company have been observed.

     22.4 The Company has not at any time carried on any business other than the business carried on at the date hereof.

     22.5 The Company has not given any power of attorney or any other authority (express, implied or ostensible) which is still outstanding or effective to any person to enter into any contract or commitment or do anything on its behalf (other than any authority of directors or employees to enter into routine trading contracts in the normal course of their duties).

     22.6 As regards the Company, no order has been made or petition presented or resolution passed for its winding-up, no distress, execution or other process has been levied on any of its assets, it has not suspended payment and is not insolvent or unable to pay its debts within the meaning of section 123 of the Insolvency Act 1986, no receiver has been appointed or could be appointed by any person of its business or assets or undertaking or any part thereof and there is no unfulfilled or unsatisfied judgment, arbitration award or court order or arbitration order outstanding against it.

     22.7 The Group does not hold assets in the United States of America having an aggregate book value of $15 million or more. During the 12 month period ended on the Accounts Date, the Group did not make aggregate sales of $25 million or more into the United States of America.

23. CNT SECURITIES

    Each Vendor is an "accredited investor" as defined in rule 501 of regulation D under the US Securities Act of 1933, as amended ("Securities Act"). Any shares or Loan Notes ("CNT SECURITIES") acquired by the Vendors pursuant to the terms hereof will be acquired for their own account for the purpose of investment and not with a view to or for sale in connection with any distribution thereof and no Vendor has a present intention or plan to effect any distribution of such CNT Securities. The Vendors understand that any CNT Securities issuable pursuant to this agreement have not been registered under the Securities Act or any state securities laws by reason of its contemplated issuance in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act and applicable state securities laws, and that the reliance of the Purchaser upon these exemptions is predicated in part upon the representations by the Vendors in this agreement. The Vendors further understand that any CNT Securities issuable pursuant to this agreement may not be transferred or resold without (i) registration under the Securities Act and applicable state securities laws, or (ii) an opinion of counsel satisfactory to the Purchaser to the effect that a transfer of such securities may be made without registration. In addition, the Vendors further understand that the CNT Securities issued pursuant to this agreement shall bear a legend substantially similar to the following:

    THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER EITHER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED ("SECURITIES ACT"), OR APPLICABLE STATE SECURITIES LAWS, AND ARE SUBJECT TO CERTAIN INVESTMENT REPRESENTATIONS. THESE SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION UNDER THE SECURITIES ACT AND SUCH APPLICABLE STATE SECURITIES LAWS, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

                                     PART 2

                                PROPERTY MATTERS

PROPERTY

TITLE

1. The Property comprises all the land and premises of whatever tenure owned, occupied or otherwise used by the Company whether in the United Kingdom or elsewhere or in which the Company has a right or interest.

2. The Company is the legal and beneficial owner of the Property and all fixtures and fittings at the Property are the absolute property of the Company free from encumbrances.

3.       The Company has a good and marketable title to the Property.

4. The information contained in schedule 8 as to the tenure of the Property and the principal terms of the lease under which it is held is true and accurate in all respects.

5. All deeds and documents necessary to prove the title of the Company to the Property are in the possession or under the control of the Company.

ENCUMBRANCES

6. The Property is free from any mortgage, debenture or charge (whether specific or floating legal or equitable) rent charge, lien or other encumbrance securing the repayment of monies or other obligation or liability whether of the Company or any other party.

7. The Property is not subject to any liability for the payment of any outgoings other than national non-domestic rates, water and sewerage services charges and insurance premiums and rents.

8. The Property is not subject to any agreement or right to acquire the same nor any option, right of pre-emption or right of first refusal and so far as the Vendors are aware there are no outstanding actions, claims or demands between the Company and any third party affecting or in respect of the Property.

9. There is no person who is in occupation or so far as the Vendors are aware who has or claims any rights or easements of any kind in respect of the Property (adversely to the estate, interest, right or title of the Company therein or otherwise).

PLANNING MATTERS

10. For the purposes of paragraphs 11 and 12 (inclusive), the "PLANNING ACTS" means:

         the Town and Country Planning Act 1990

         the Planning (Listed Buildings and Conservation Areas) Act 1990

         the Planning (Hazardous Substances) Act 1990

         the Planning (Consequences Provisions) Act 1990

         the Planning and Compensation Act 1991

         as the same are from time to time varied or amended and any other statute or subordinate legislation relating to planning matters.

11. The Company has not received notice that use of the Property is in breach of the Planning Acts and so far as the Vendors are aware no such use is subject to planning conditions of an onerous or unusual nature (including any of a personal or temporary nature), SAVE THAT in relation to the car park a retrospective planning permission was granted on 30 January 2002 following a request by the Landlord.

12. The Company has not received notice that there has been any breach of the Planning Acts in respect of the development of the Property, nor has it received notice that any development carried out in relation to the Property has not been lawful SAVE THAT in relation to the car park a retrospective planning permission was granted on 30 January 2002 following a request by the landlord.

13. So far as the Vendors are aware all development carried out in relation to the Property by the Company has been lawful and any necessary consents have been obtained for that development SAVE THAT in relation to the car park a retrospective planning permission was granted on 30 January 2002 following a request by the landlord.

14.      .


STATUTORY OBLIGATIONS


15. The Vendors have not received notice that compliance is not being made with all applicable statutory and bye-law requirements with respect to the Property and in particular (but without limitation) with requirements as to fire precautions and means of escape in case of fire and with requirements under the Public Health Acts, the Housing Acts, the Highways Acts, the Offices Shops and Railway Premises Act 1963 and the Health and Safety at Work, etc. Act 1974.

ADVERSE ORDERS

16. The Vendors are not aware of any circumstances likely to lead to any compulsory purchase notices, orders or resolutions affecting the Property being made.

17. The Vendors are not aware of any circumstances likely to lead to any closing demolition or clearance orders affecting the Property being made.

CONDITION OF THE PROPERTY/DISPUTES

18. The Disclosure Letter sets out all material defects in the Property of which the Vendors are aware which are likely to have a material and adverse effect on the business of the Company (meaning that such material defects would require the Company to spend more than L200,000 in total in rectifying such defects in the 24 months following Completion).

19. There are no disputes with any adjoining or neighbouring owner with respect to boundary walls and fences or with respect to any easement, right or means of access to the Property.

INSURANCE

20. So far as the Vendors are aware, the Property is insured in accordance with the terms of the lease set out in schedule 8 and, so far as the Vendors are aware, no circumstances have arisen which would vitiate or permit the insurers to void such policies.

LEASEHOLD PROPERTIES

21. The Company has paid the rent and observed and performed the covenants on the part of the lessee and the conditions contained in the lease under which the Property is held in all material respects and the last demands for rent (or receipts if issued) were unqualified and the lease is valid and in full force.

22. All licences, consents and approvals required from the lessor and any superior lessors under the lease of the Property and from their respective mortgagees (if any) have been obtained and the covenants on the part of the lessee contained in such licences, consents and approvals have been performed and observed in all material respects.

23. There are no notices, negotiations or proceedings pending in relation to rent reviews.

24. So far as the Vendors are aware there are no circumstances which would entitle any lessor to exercise any powers of entry or take possession or which would otherwise restrict the continued possession and enjoyment of the Property.

GENERAL MATTERS

25. The Company does not have any continuing liability in respect of any other property formerly owned or occupied by the Company either as original contracting party or by virtue of any direct covenant having been given on a sale or assignment to the Company or as a guarantor of the obligations of any other person in relation to such property.

26. Any written replies given by or on behalf of the Vendors to written enquiries before contract raised by or on behalf of the Purchaser relating to the Property are true and accurate.

                                     PART 3

                               PENSION WARRANTIES

1.       In this part of the schedule:

         1.1      "DISCLOSED SCHEMES" means each of the following:

                  1.1.1    Friends Provident Stakeholder Pension Plan

                  1.1.2    Bi-Tech Solutions Group Life Assurance Scheme

         1.2      "1993 ACT" means the Pensions Schemes Act 1993

2. Save for the Disclosed Schemes, there is not in operation, and no proposal has been announced to enter into or establish, and the Company does not contribute and has not contributed to, any agreement, arrangement, custom or practice (whether legally enforceable or not, whether or not Approved and whether or not funded for in advance) for the payment of any pensions, allowances, lump sums or other benefits on retirement, death, termination of employment (whether voluntary or not) or during periods of sickness or disablement, for or in respect of any Employees.

3.       Details of each Disclosed Scheme are annexed to the Disclosure Letter.

4. Save for the lump sum benefits payable on death, the Disclosed Schemes provide money purchase benefits only within the meaning of section 181 of the 1993 Act and there are no targets or other defined benefits which form the basis for the setting of a rate at which the Company is obliged to contribute to the Disclosed Schemes.

5. All contributions, premiums and other amounts which are payable to any Disclosed Scheme and which have fallen due for payment have been made and all contributions have been paid in accordance with section 111A of the 1993 Act.

6. All benefits payable on death whilst in service of any Employee or during periods of sickness or disability of any Employee are fully insured under a policy effective with an insurance company within the meaning of section 659B of the Taxes Act and each Employee is and has been covered for such insurance by such insurance company at its normal rate and on its normal terms for persons in good health and all insurance premiums payable have been paid.

7. No assurances, promise or guarantee (whether oral or written) have been made or given to any Employee who is a member of any Disclosed Scheme of a particular level or amount of benefits to be provided for in respect of him under the Disclosed Scheme on retirement, death or leaving service and the Company may terminate any obligation it may have to contribute to any Disclosed Scheme without incurring any liability to any Employee who is a member of the Disclosed Scheme and without being required to give any period of notice to any other person or obtain the consent of any other person.

8. The Company complies with (and has at all times since 8 October 2001 complied with) the requirements of the Welfare Reform and Pensions Act 1999 and the Stakeholder Pension Schemes Regulations 2000 in relation to the designation of stakeholder pension arrangements and the deduction and payment of Employees' contributions to such designated stakeholder pension arrangements and the disclosure and requirements relating thereto.

                                     PART 4

                                 BI-TECH SWEDEN

In this part 4 the following words shall have the following meanings:

"ACCOUNTS" means the unaudited accounts of Bi-Tech Sweden for the five month period ended on the Accounts Date comprising (inter alia) the balance sheet as at the Accounts Date and the profit and loss account for the period ended on the Accounts Date together with the notes relating thereto;

"ACCOUNTS DATE" means 31 May 2002.

1. The facts set out in part 3 of schedule 2 are true, complete and accurate in all respects and not misleading.

2. The Company is the legal and beneficial owner of the shares in Bi-Tech Sweden set opposite the Company's name in part 3 of schedule 2.

3. The shares in Bi-Tech Sweden set out under the heading "Shareholders" in part 3 of schedule 2 constitute the whole of the allotted and issued share capital of Bi-Tech Sweden, have been properly allotted and issued, are legally and beneficially owned by the shareholders listed therein in the amounts indicated and there is no agreement, arrangement or obligation requiring the creation, allotment, issue, transfer, redemption or repayment of, or the grant to any person of the right (whether conditional or not) to require the allotment, issue, transfer, redemption or repayment of, any shares in the capital of Bi-Tech Sweden (including, without limitation, an option or right of pre-emption or conversion).

4. There is no litigation, arbitration, prosecution, administrative or other legal proceedings or dispute in existence or threatened against any of the Vendors or the Company in respect of the shares in Bi-Tech Sweden and there are no facts known to the Vendors or any of them which might give rise to any such proceedings or any such dispute.

5. There is no Encumbrance on, over or affecting any of the issued or unissued shares in the capital of Bi-Tech Sweden and there is no agreement or commitment to give or create any Encumbrance or negotiations which may lead to such an agreement or commitment and no claim has been made by any person to be entitled to an Encumbrance in relation thereto.

6. The Accounts disclose all the material assets and all liabilities (whether actual, contingent, unquantified or disputed) of Bi-Tech Sweden as at the Accounts Date and give a fair view of its profits and losses for the relevant period ended on the Accounts Date.

7.       Since the Accounts Date Bi-Tech Sweden has not:

         7.1      acquired any material assets;

         7.2      incurred any material liability; or

         7.3      entered into any contract (written or otherwise).

8. All the property and assets which are described and included in the Accounts or which are used in connection with the business of Bi-Tech Sweden are:

         8.1 legally and beneficially owned by Bi-Tech Sweden or used by Bi-Tech Sweden with the consent of the legal and beneficial owner;

         8.2      in the possession or under the control of Bi-Tech Sweden;

         8.3 free from all Encumbrances and there is not any agreement or commitment to give or create, and no claim has been made by any person entitled to, any Encumbrance; and

         8.4      situated in Sweden.

9. Details of all insurance policies effected by Bi-Tech Sweden or by any other person in relation to any of Bi-Tech Sweden's assets are annexed to the Disclosure Letter and all such details are true and correct in all material respects and all such insurance policies are currently in force.

10. All the accounts, books, registers, ledgers and financial and other material records of whatsoever kind of Bi-Tech Sweden (including all invoices and other records required for VAT purposes) are materially up to date, in its possession or under its control and have been properly and accurately kept and compiled in all material respects.

11. Bi-Tech Sweden does not own any material Intellectual Property and so far as the Vendors are aware has not disclosed any Confidential Information to any third party (other than the Company).

12. Bi-Tech Sweden has never employed (or offered employment to) any person.


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
13. Full particulars of current arrangements between Bi-Tech Sweden and Carnegie are set out in the Disclosure Letter. Bi-Tech Sweden and its representatives have not entered into or offered to enter into any other contracts (whether verbally or in writing).

14. There is not outstanding any liability of or claim against, nor are there (or have there been) any litigation, arbitration or administrative proceedings involving, Bi-Tech Sweden and no dispute exists between Bi-Tech Sweden and any customer, client or supplier thereof nor are there any circumstances of which the Vendors are aware and which are believed by the Vendors to be likely to give rise to any such dispute or claim.

15. Bi-Tech Sweden does not have outstanding any borrowing, indebtedness nor any Encumbrance or any obligation (including a conditional obligation) to create an Encumbrance.

16. So far as the Vendors are aware, neither Bi-Tech Sweden nor any of its officers or agents (during the course of their duties in relation to the business of Bi-Tech Sweden) has committed or omitted to do any act or thing the commission or omission of which is in contravention of any statutory obligation or any other law of Sweden.

17. Bi-Tech Sweden has not since its incorporation had any subsidiary or subsidiary undertaking.

18. The copy of the articles of association of Bi-Tech Sweden and the shareholders' agreement relating to Bi-Tech Sweden annexed to the Disclosure Letter are accurate and complete in all respects.

19.      Bi-Tech Sweden does not own or have any interest in any real estate.

20.      Bi-Tech Sweden does not operate any pension scheme for its employees.

                                   SCHEDULE 4

                                    TAXATION

                                     PART 1

                         DEFINITIONS AND INTERPRETATION

1. In this schedule 4 the following words and expressions shall (except where the context otherwise requires) have the following meanings:

         "ACCOUNTS RELIEF" means any of:

         (a) a Relief which has been treated as an asset in the Completion Accounts; or

         (b) a Relief which has been taken into account in computing a provision for deferred tax which appears in the Completion Accounts or has resulted in no provision for deferred tax being made in the Completion Accounts;

         "ACT" has the meaning given in section 14(1) of the Taxes Act;

         "ACTUAL TAX LIABILITY" means any liability of the Company to make a payment of or increased payment of or in respect of Tax;

         "CAA" means the Capital Allowances Act 2001;

         "CLAIM FOR TAX" includes any claim, notice, demand, assessment, letter or other document issued or any action taken by or on behalf of any Tax Authority whether before or after the date of this agreement from which it appears that the Company has or may have a Tax Liability;

         "EFFECTIVE TAX LIABILITY" shall have the meaning given in part 1 paragraph 3;

         "EVENT" includes any act, omission, event or transaction and without limitation, the receipt or accrual of any income, profits or gains, the declaration, making or payment of any distribution, membership of or ceasing to be a member of any group or partnership or any other association, death, any residence or change in the residence of any person for Tax purposes, the expiry of any period of time and Completion;

         "FA" FOLLOWED BY A YEAR means the Finance Act of that year or where there was more than one, "FA" FOLLOWED BY A NUMBER IN BRACKETS AND A YEAR shall be construed accordingly;

         "LOAN RELATIONSHIP" shall have the same meaning as in section 81(1) of the FA 1996;

         "NON-AVAILABILITY" means loss, reduction, modification, cancellation, non-availability or non-availability ab initio;

         "PAYE" means the mechanism prescribed by Tax Statutes for the collection of tax, sums to which sections 203 to 203L of the Taxes Act and regulations made under such sections apply and Class 1 and Class 1A contributions referred to in section 1(2) of the Social Security Contributions and Benefits Act 1992;

         "POST COMPLETION RELIEF" means a Relief to the extent that it arises as a result of or by reference to the Event occurring after Completion;

         "PURCHASER'S GROUP" means the Purchaser and any companies within the same group or association of companies as the Purchaser for the purposes of the relevant Tax Statute;

         "RELEVANT PERCENTAGE" shall mean 100% save in relation to any matter or liability in respect of Bi-Tech Sweden where the percentage shall be 51%;

         "RELEVANT PERSON" means the Vendors and any person (other than the Company) which is or has been connected with the Vendors;

         "RELIEF" includes any loss, relief, allowance, credit, deduction, exemption, set-off or right to repayment of Tax including, without limitation, any deduction in computing income profits or gains for the purposes of any Tax;

         "TAXATION" or "TAX" means any form of taxation, duty, impost, levy, tariff in the nature of Tax whether of the United Kingdom or elsewhere, whether or not any such taxation, duty, impost, levy or tariff arises in respect of actual, deemed, gross or net income, profits, gains, value, receipt, payment, sale, use, occupation, franchise, value added property or right and includes, without limitation, any withholding amount subject to PAYE or other amount of or in respect of any of the foregoing payable by virtue of any Tax Statute and any penalty, charge, surcharge, fine or interest payable in connection with any such taxation, duty, impost, levy or tariff;

         "TAX AUTHORITY" means the Commissioners of Inland Revenue, the Commissioners of Customs and Excise, or any authority or body, whether of the United Kingdom or elsewhere and whether national or otherwise having the power or authority in each case to administer or impose or collect Tax;

         "TAX CLAIM" means a claim under any Tax Warranty or the Tax Covenant;

         "TAX COVENANT" means any covenant set out in this schedule 4 part 3;

         "TAX LIABILITY" means any Actual Tax Liability, Effective Tax Liability or other liability of the Company which is relevant for the purposes of paragraph 1 of this schedule 4 part 3;

         "TAX RETURNS" means all computations and returns relating to corporation tax matters (and correspondence and documentation relating thereto);

         "TAX STATUTE" means any primary or secondary statute, instrument, enactment, order, law, by-law or regulation making any provision for or in relation to Tax;

         "TAXES ACT" means the Income and Corporation Taxes Act 1988;

         "TAX WARRANTY" means any warranty set out in this schedule 4 part 2;

         "TCGA" means the Taxation of Chargeable Gains Act 1992;

         "TMA" means the Taxes Management Act 1970;

         "VATA" means the Value Added Tax Act 1994;

         "VAT REGS" means the Value Added Tax Regulations 1995 (SI 1995/2518).

2. In parts 1, 3 and 4 of this schedule 4 " COMPANY" shall in addition to the Company include Bi-Tech Sweden. The provisions of part 2 of this schedule 4 (the Tax Warranties) shall only apply to the Company.

3.       In this schedule "EFFECTIVE TAX LIABILITY" shall mean the following:

         3.1      The non-availability in whole or in part of any Accounts
                  Relief;

         3.2 The utilisation or set-off of any Post Completion Relief or any Accounts Relief against any Tax or against income, profit or gains in circumstances where but for such utilisation or set-off an Actual Tax Liability would have arisen in respect of which the Vendors would have been liable to the Purchaser under this schedule 4.

4.       The value of an Effective Tax Liability shall be as follows:

         4.1 Where the Effective Tax Liability involves the non-availability of any Accounts Relief:

                  4.1.1 if the Accounts Relief was not or is not a right to repayment of Tax, the amount of Tax which would have been saved but for the non-availability of the Accounts Relief on the assumption that the Company would have been able to fully utilise that Accounts Relief in the accounting period during which Completion falls; or

                  4.1.2 if the Accounts Relief was or is a right to repayment of Tax, the amount of the right which is not available.

         4.2 Where the Effective Tax Liability involves the utilisation or set-off of a Post Completion Relief or an Accounts Relief, the value of the Effective Tax Liability shall be the amount of Tax saved by such utilisation or set-off.

5. The rule known as the ejusdem generis rule shall not apply and accordingly:

         5.1 general words introduced by the word "other" shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things;

         5.2 general words shall not be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general words; and

         5.3 words and phrases which are defined or referred to in or for the purposes of the Taxes Acts have the same meanings in this schedule 4 (unless otherwise expressly defined in this schedule 4).

6. Any reference to an Event or the consequences of an Event occurring on or before Completion shall include the combined effect of:

         6.1 any two or more Events all of which shall have taken place or be deemed (for the purposes of Tax) to have taken place on or before Completion; or

         6.2      any of the following combinations of Events:

                  6.2.1 the exercise of any share option following Completion where that option was granted by the Company prior to Completion and in circumstances where and to the extent that the terms of such option do not entitle the Company to recover any Taxation liability incurred by the Company in relation to the grant or exercise of such option;

                  6.2.2 the carrying out of obligations by the Company following Completion pursuant to a contract entered into prior to Completion in circumstances where and to the extent that the Company incurs a Taxation liability by reference to the receipt of deemed (as opposed to actual) income, profits or gains save that this paragraph 6.2.2 shall only apply in relation to contracts entered into with a person or person connected with the Company and/or where the transaction is either effected on terms which are not arms length terms or gives rise to a Taxation liability calculated under the provisions of sections 29 to 34 TCGA (value shifting) or sections 770A to 774 or schedule 28AA Taxes Act (transfer pricing).

7. Any reference to a Tax Liability in respect of income, profits or gains earned, accrued or received shall include a Tax Liability in respect of income, profits or gains deemed to have been or treated or regarded as earned, accrued or received and any reference to Tax Liability on the happening of any Event shall include Tax Liability where such Event (for the purposes of the Tax Statute in question) is deemed to have occurred or is treated or regarded as having occurred.

8. For the purposes of this schedule 4 part 3, profits arising since the Accounts Date and on or before Completion shall be the actual profits which arise during that period and they shall not be time apportioned over the accounting period of the Company current at Completion.


                                     PART 2

                                 TAX WARRANTIES

TAX RETURNS AND COMPLIANCE

1. The Company has at all times submitted to all relevant Tax Authorities by the requisite dates every computation, return and all material information for the purpose of Tax however required and each such computation, return and information was and remains true, complete and accurate and leaves no material matter unresolved regarding the Tax affairs of the Company and in so far as the Vendors are aware is not likely to be the subject of any dispute with any Tax Authority.

2. The Company has discharged every Tax Liability, whether or not a primary liability of the Company, due from the Company directly or indirectly in connection with any Event occurring on or before Completion and there is no Tax Liability or potential Tax Liability in respect of which the date for payment has been postponed by concessional agreement with the relevant Tax Authority or otherwise than by virtue of any right under any Tax Statute or the published practice of any Tax Authority.

3. The Company has properly made all deductions, withholdings and retentions required to be made in respect of any actual or deemed payment made or benefit provided on or before Completion and has accounted for all such deductions, withholdings and retentions to each relevant Tax Authority and complied with all its obligations under Tax Statutes in connection with the same and, without prejudice to the generality of the foregoing, the Company has properly operated PAYE, and, to the extent it applies, the Construction Industry Scheme under chapter IV part XIII Taxes Act and all relevant regulations applicable to such scheme.

4. The Company does not have any liability or potential liability for any interest, fine, penalty or surcharge in connection with Tax.

5. The Company does not and, so far as the Vendors are aware, is not likely to have any liability under or by virtue of section 29 or section 36 of the TMA arising in respect of any period prior to Completion.

6. Every claim, election and disclaimer which has been taken into account for the purposes of the Accounts has been duly submitted by the Company within the requisite periods and either has been accepted as valid or its validity has not been and so far as the Vendors are aware is not likely to be questioned or challenged by the relevant Tax Authority.

7. The Company has maintained and has in its possession and under its control all records and documentation that it is required by any Tax Statute to maintain and preserve and the Company has complete and accurate records and/or information to calculate its future Tax Liability or relief from Tax.

8.       The Disclosure Letter contains full details of every:

         8.1 claim, election or disclaimer taken into account for the purposes of the Accounts or return required to be made by the Company at the date hereof, in each case the time limit for the making of which will not have expired on the Completion Date; and

         8.2 subsisting formal or informal arrangement or agreement entered into by the Company with any Tax Authority with regard to any of its Tax affairs.

9. The Company has not been and, in so far as the Vendors are aware, is not likely to be subject to any investigation or non-routine audit or visit by any Tax Authority.

INSTALMENT PAYMENTS

10. The Disclosure Letter correctly identifies whether or not the Company is a "large company" within the meaning of regulation 3 of the Corporation Tax (Instalment Payments) Regulations 1998.

11. The Disclosure Letter contains details of all instalment payments which have been made or which are required to be made by the Company under the Corporation Tax (Instalment Payments) Regulations 1998 since the Accounts Date, and of all repayments claimed by the Company under those regulations since the Accounts Date. All such payments or repayments have been duly made or received, and the computations of each such payment or claim for repayment took full and proper account of all relevant estimates and other information available to the Company at the time when any such payment was required to be made or (as the case may be) at the time when any such claim for repayment was submitted to the Inland Revenue.

12. The Company has sufficient books, documents, records and other information to enable it promptly to comply in full with any notice served on it under regulation 10 or 11 of the Corporation Tax (Instalment Payments) regulations 1998 in respect of any accounting period commencing before Completion.

13. No action has been taken by the Company before Completion such that the provisions of regulation 14 of the Corporation Tax (Instalment Payments) Regulations 1998 could have effect in respect of the Company at any time.

COMPUTATION OF PROFITS AND LOSSES

14.      Since the Accounts Date:

         14.1 no Event has occurred which has given or may give rise to any Tax Liability (or would or may have given rise to a Tax Liability but for the availability of a Relief) other than corporation tax on trading profits of the Company (and not chargeable gains, balancing charges or deemed income or profits) and other forms of Taxation arising from transactions entered into in the ordinary course of business of the Company carried on at the Accounts Date; and

         14.2 no expense has been incurred which is not deductible by the Company in computing its taxable profits for corporation tax purposes for its accounting period current at the date of this agreement other than expenses of a type and of a value consistent with non-deductible expenditure incurred in the accounting period ended on 31 December 2001.

CHARGEABLE GAINS

15.      The Company has not at any time:

         15.1 made a claim under any of sections 152 to 157 of the TCGA (replacement of business assets);

         15.2 been party to any Event falling within sections 29, 30, 31, 32, 33, 34 (value shifting) or 17 (disposals and acquisitions treated as made at market value) of the TCGA; or

         15.3     received any asset by way of gift.

16. All material information relating to any Event falling within the terms of sections 135, 136 or 139 of the TCGA (company reconstructions and amalgamations) to which the Company is or was a party including copies of any prior clearance received from the Inland Revenue have been disclosed in writing to the Purchaser and each such Event was carried out strictly in accordance with the terms described in any application for the said clearance.

CAPITAL ALLOWANCES

17. Save to the extent reflected in the deferred tax provision in the Accounts if all the assets in respect of which allowances have been claimed under parts 2 (Plant and Machinery Allowances) and 3 (Industrial Buildings Allowances) of the CAA and owned by the Company at the Accounts Date were to be sold by the Company for an amount equal to the value attributed to such assets in the Accounts then (ignoring any reliefs or allowances available to the Company) no balancing charge would be made on the Company.

18.      The Company has sufficient information to identify whether it has:

         18.1 incurred any capital expenditure on the provision of machinery or plant for leasing;

         18.2     made any election under section 183 of the CAA;

         18.3 made and is not likely to be taken to have made an election under section 85 of the CAA; or


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
         18.4 made or agreed to make any election under section 198 of the CAA.

CLOSE COMPANIES

19. The Company is a close company as defined in section 414 of the Taxes Act but has never been a close investment holding company as defined in section 13A of the Taxes Act or had any interest in possession in settled property.

20. No loan or advance has been made or waived or debt incurred or assigned whether by or to the Company or any other person as a result of which section 419 of the Taxes Act has applied, applies or may apply to the Company and there is no agreement or arrangement for such loan advance or debt to be made, waived, incurred or assigned and no such loan advance or debt will be outstanding at Completion.

21. The Company has never made a distribution or transfer of value or disposition to which sections 418 of the Taxes Act and 94 of the Inheritance Tax Act 1984 applied, applies or may apply and there has been no alteration of the share or loan capital of the Company as a result of which section 98 of the Inheritance Tax Act applied, applies or may apply.

INHERITANCE TAX

22. Neither the assets nor the shares of the Company are or may be subject to any charge by virtue of section 237 of the Inheritance Tax Act 1984 and no person has or may have the power under section 212 of the Inheritance Tax Act 1984 to raise any capital transfer tax or inheritance tax by sale or mortgage of, or a terminable charge on, any of the Company's assets or shares.

GROUPS OF COMPANIES

23.      The Company has not:

         23.1 acquired any asset from any other company which at any relevant time was a member of the same group of companies (as defined in section 170 of the TCGA) as the Company or was an associated company (as defined in section 774(4) of the Taxes
                  Act);

         23.2 made any intra-group transfers of assets in circumstances such that the Company could be regarded as realising a chargeable gain on the appropriation of the asset to or from trading stock under section 173 of the TCGA;


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
         23.3 incurred any liability or contingent liability under section 176 (depreciatory transactions within a group), section 190 (tax on one member of group recoverable from another member or from a controlling director) of the TCGA; or

         23.4     entered into or become subject to any arrangement under
                  section 36 of the FA 1998 for the payment of corporation tax.


ACT AND LOSSES

24.      The Company does not have any unrelieved surplus ACT.

LOAN RELATIONSHIPS,

25. In relation to each of its loan relationships, the Company operates and has in each accounting period of the Company ending after 31 March 1996, operated an accruals basis of accounting authorised under section 85 of the FA 1996.

TAX AVOIDANCE

26.      The Company has never:

         26.1 entered into, been party to or otherwise been concerned with any Event as a result of which any provision of part XVII of the Taxes Act applied, applies or in so far as the Vendors are aware may apply;

         26.2 been party to or concerned with any scheme or arrangement of which the main purpose or one of the main purposes was the unlawful avoidance of a liability to Tax.

STAMP DUTY AND SDRT

27. Each document in the possession of the Company or to the production of which the Company is entitled and which attracts stamp duty has been properly stamped.

28. The Company has complied in all respects with the provisions of part IV of the FA 1986 (Stamp Duty Reserve Tax) and any regulations made under such legislation.


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
VALUE ADDED TAX

29. The Company is registered as a taxable person for the purposes of VAT and has never been registered as a member of a group of companies under section 43 of the VATA nor applied to be treated as such a member.

30.      The Company:

         30.1 has complied in all material respects with all Tax Statutes relevant to VAT and guidance published by all relevant Tax Authorities in any form whatsoever and has made and obtained full, complete, correct and up-to-date records and invoices and other documents appropriate or requisite for the purposes of such Tax Statutes and guidance;

         30.2 is not in arrears with any payment and has not failed to submit any return (fully and properly completed) or information required in respect of VAT and is not liable at the date hereof or in so far as the Vendors are aware likely to become liable to any abnormal or non-routine payment or default surcharge or any forfeiture or penalty or subject to the operation of any penal provision;

         30.3 has not been required by the Commissioners of Customs and Excise to give security under paragraph 4 of schedule 11 to the VATA;

         30.4 is not operating any special arrangement or scheme relating to VAT and is not and has not agreed to be an agent for any other person in relation to any supply;

         30.5 does not own any asset and has not incurred any expense in respect of which part XV of the VAT Regs (Capital Goods Scheme) applies;

         30.6 is not aware of anything which indicates that any grant to the Company of any interest in or right over land or of any licence to occupy land will not be an exempt supply for VAT purposes.

31. The Disclosure Letter contains full particulars of any election to waive the exemption made or agreed to be made under schedule 10 to the VATA by (i) the Company or (ii) any person who, in relation to the Company, is a relevant associate as defined in paragraph 3(7) of that schedule in respect of any property in which the Company has an interest and no Event has occurred as a result of which any such election is and may cease to be valid and effective.

OVERSEAS DEALINGS

32. The Company has always exclusively been resident in the UK for tax purposes and no circumstance or arrangement exists at the date hereof which would or in so far as the Vendors are aware may cause the Company to cease to be resident in the UK for Tax purposes.

33.      The Company:

         33.1 has never carried on and does not carry on any trade, business or other activity (including, without limitation, the ownership or entitlement to any asset or interest in any asset or the deriving of any income, profits or gains) outside the UK;

         33.2 does not have and has not at any time had any branch agency or establishment outside the UK or any interest in any non-resident body corporate or entity;

         33.3 has not, without the prior consent of HM Treasury caused, permitted or entered into any of the transactions specified in section 765 of the Taxes Act and without satisfying the requirements of section 130(2) and (3) of the FA 1988;

34. The Company has not carried out or been a party to a transaction which is or may be subject to the provisions of chapter IV part XVII of the Taxes Act (Controlled Foreign Companies) and has not entered into any arrangement or agreement which if carried out in accordance with its terms may result in the application of such provisions.

INTELLECTUAL PROPERTY

35. The Company has not sold or agreed to sell any patent rights for a capital sum (which would be chargeable as income) pursuant to section 524 of the Taxes Act.

36. Since the Accounts Date, the Company has not acquired or disposed of or agreed to acquire or dispose of know-how (whether or not together with a trade or part of trade) in connection with which section 531(1), (2),
         (4) or (8) of the Taxes Act apply or may apply.

MISCELLANEOUS

37. No Event has or will have been carried out prior to Completion in consequence of which the Company is or in so far as the Vendors are aware may be held liable for any Tax primarily chargeable against or attributable to any person other than the Company.

38. The Company has never granted any right over or in respect of any shares of the Company or any other shares or been party to any arrangement whatsoever in connection with the grant of any such right to, or in relation to, any employee or officer or former employee or officer of the Company or any other company or to, or in relation to, any person connected or related to any such employee or officer of the Company.

39. The Company has not during the period beginning six years before the date of this agreement discontinued a trade in circumstances such that its closing trading stock and work in progress falls to be valued at open market value as provided for in section 100(1)(b) or 101(1)(b) of the Taxes Act.


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
                                     PART 3

                                  TAX COVENANT

1.       COVENANT

         1.1 Subject to the provisions of this schedule 4, the Vendors jointly and severally covenant to pay to the Purchaser an amount, whether or not that amount is a liability of or recoverable from another person, equal to the Relevant Percentage of:

                  1.1.1 any Actual Tax Liability which arises directly, indirectly, before or after or on Completion by reference to an Event occurring or income, profits or gains earned, accrued or received on or before Completion;

                  1.1.2    the value of any Effective Tax Liability;

                  1.1.3 any Actual Tax Liability arising under or by reference to section 767A or 767AA of the Taxes Act, section 179 or 190 of the TCGA or section 132 of the Finance Act 1988 in circumstances where such Tax Liability arises by reference to an Event occurring prior to Completion or by reference to the non-payment of Tax by any Relevant Person;

                  1.1.4 any stamp duty (together with any interest and penalties) (such sum being recoverable from the Vendors as a liquidated sum payable as a debt) in respect of which there is a breach of any of the warranties relating to stamp duty given under of this schedule 4 part 2;

                  1.1.5    any liability for Inheritance Tax which:

                           1.1.5.1 has, at Completion, given rise to a charge on any of the shares or assets of the Company or given rise to a power to sell, mortgage or charge any of the shares or assets of the Company;

                           1.1.5.2 after Completion, gives rise to a charge on any of the shares or assets of the Company or gives rise to a power to sell, mortgage or charge any of the shares or assets of the Company and which arises as a result of a transfer of value occurring or being deemed to occur on or before Completion (whether or not in conjunction with the death of any person whenever occurring) provided that any right to pay tax by instalments shall be disregarded and the provisions of section 213 of the Inheritance Tax Act 1984 shall not apply to any payment falling to be made under this schedule;

                  1.1.6 the reasonable costs and expenses reasonably and properly incurred by the Company and (in all cases) 100% of the reasonable costs and expenses reasonably and properly incurred by the Purchaser in connection with a claim under this schedule or any Tax Liability.

         1.2 In the event that there is any dispute over the amount payable under any provision of paragraph 1.1 of this schedule 4 part 3 either party shall be entitled to request the auditors for the time being of the Company acting as experts and not as arbitrators to determine the amount payable and such determination shall, except in the case of manifest error, be final and binding. The costs of any such determination shall be borne by the Vendors.

2.       DEDUCTIONS FROM PAYMENTS

         2.1 All sums payable by the Vendors under any Tax Claim shall be paid gross, free and clear of any rights of counterclaim or set-off and without any deduction or withholding unless the deduction or withholding is required by law, in which event the Vendors shall pay such additional amount as shall be required to ensure that the net amount received and retained (free of any liability) by the Purchaser will equal the full amount which would have been received by it had no such deduction or withholding been required provided that this paragraph 2.1 shall not apply to any interest payable under paragraph 5.5 of this schedule 4 part 4.

         2.2 If any amount payable to the Purchaser under a Tax Claim is subject to Tax in the hands of the Purchaser the amount so payable shall be grossed up by such amount as will ensure that, after deduction of the Tax in question, there shall be left an amount equal to the amount that would otherwise be payable under the Tax Claim.

         2.3 If, at any time after any increased payment is made by the Vendors as a consequence of the application of this paragraph 2, the Purchaser receives or is granted a credit against or remission from any Taxation payable by it which it would not otherwise have received or been granted, the Purchaser shall, to the extent that it can do so without prejudicing the retention of the amount of such credit or remission, reimburse the Vendors with such amount as shall leave the Purchaser (after such reimbursement) in no worse a position than it would have been in had the


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
                  circumstances giving rise to the increased payment not in fact arisen. Such reimbursement shall be made not later than ten business days such credit or remission has been received or been granted and utilised by the Purchaser.

         2.4 If the benefit of this agreement (or any part thereof) is assigned by the Purchaser, the liabilities of the Vendors under this schedule 4 shall not exceed their liabilities to the Purchaser had the benefit of this agreement not been so assigned.

3.       CHOICE OF TAX CLAIM

         The Purchaser shall in its absolute discretion decide whether to make a claim under the Tax Covenant, the Tax Warranties or both save that no liability shall arise under the Tax Covenant to the extent that recovery in respect of the same liability is made under the Tax Warranties and vice versa.


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
                                     PART 4

                            LIMITATIONS AND PROCEDURE

1.       LIMITATIONS

         The Vendors shall not be liable under any Tax Warranty or any claim under paragraphs 1.1.1 to 1.1.6 of the Tax Covenant in respect of any Tax Liability to the extent that:

         1.1 provision, reserve or allowance (including in respect of deferred tax) has been made in the Completion Accounts in respect of such liability or to the extent that the payment or discharge of such liability has been taken into account in the Completion Accounts;

         1.2 the provision for Tax (including in respect of deferred tax) made in the Completion Accounts in relation to such liability is only insufficient by reason of any increase in the rates of Tax after the Completion Date with retrospective effect;

         1.3 such liability arises or is increased as a result of any change in legislation (primary or delegated) or the published practice of a Tax Authority occurring after the Completion Date save that this sub-paragraph 1.3 shall not apply in respect of any liability under paragraph 1.1.5 of the Tax Covenant (inheritance tax);

         1.4 such liability arises or is increased as a direct result of any voluntary act, transaction or omission of the Company or the Purchaser after Completion otherwise than in the ordinary course of business of the Company carried on at Completion which the Purchaser or, as appropriate, the Company knew or would reasonably have been expected to know would give rise to or increase in the liability in question save that this sub-paragraph 1.4 shall not apply in respect of any liability under paragraph 1.1.6 of the Tax Covenant (costs);

         1.5 such Tax Liability arises or is increased as a result of any change after Completion in the rates of Taxation save that this sub-paragraph 1.3 shall not apply in respect of any liability under paragraph 1.1.5 of the Tax Covenant (inheritance tax);

         1.6 the Purchaser has received from any other person (other than the Company) a payment in respect of such Tax Liability;


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
         1.7 such Tax Liability would not have arisen but for a voluntary change in the accounting policies or practices applying to, or in any way affecting, that person, introduced or first having effect after Completion;

         1.8 such Tax Liability arises as a result of the failure to submit the returns, self-assessment and/or computations required to be made by, or on behalf of, that person or the failure to submit such returns and computations within the appropriate time limits or otherwise than on a proper basis, in each case after Completion but excluding any failure at the direction of the Vendors under the terms of paragraphs 4 of this part 4 of this schedule;

         1.9 such Tax Liability arises as a result of the amendment, disregard, withdrawal or disclaimer after Completion of any claim, election, surrender or disclaimer made on or before Completion;

         1.10 such Tax Liability would not have arisen but for the failure or the omission to make any claim, election, surrender or disclaimer, or to give any notice or consent or to do any other thing, in circumstances where the making, giving or doing of that thing is or has been assumed in computing the provision for Taxation in the Completion Accounts;

         1.11 where such Tax Liability is a liability to interest or penalties, such Tax Liability would not have arisen but for the Company failing to make payment to the relevant Taxation Authority of an amount of Taxation equal to the payment made by the Vendors to the Purchaser hereunder in respect of such Taxation not later than the Business Day following the date such payment is made hereunder;

         1.12 such Tax Liability relates to income, profits or gains earned, accrued or received by the Company between the Accounts Date and Completion which are not reflected in the Completion Accounts provided this paragraph 1.12 shall not operate if the Company does not receive any monies or monies worth in relation to such income, profit or gain;

         1.13 such Tax Liability comprises interest or penalties arising by virtue of any underpayment of Tax payable in instalments under the Corporation Tax (Instalment Payments) Regulations 1998 for the accounting period (as that expression is defined by section 12 Taxes Act) commencing prior to Completion insofar as any such under payment would not have been an under payment but for an Event occurring after Completion.

2. The Vendors shall not be liable in respect of any breach of the Tax Warranties if and to the extent that the loss incurred is or has been included in any claim under the Tax Covenant which has been satisfied in full in cleared funds, nor shall the Vendors be liable in respect of a claim under the Tax Covenant if and to the extent that the amount claimed is or has been included in a claim for breach of the Tax Warranties which has been satisfied in full.

3.       DURATION AND EXTENT

         3.1 No claim shall be admissible and the Vendors shall not be liable in respect of any Tax Claim unless details of the Tax Claim have been notified in writing to the Vendors, within six years from the end of the accounting period in which Completion occurs.

         3.2 The provisions of clauses 8.1, 8.2 and 8.4.1 of the Agreement shall apply in respect of any claim under the Tax Warranties.

         3.3 The provisions of clause 8.1 of the Agreement shall limit the liability of the Vendors in respect of any claim under the Tax Covenant.

4.       CONDUCT OF CLAIMS

         4.1 If the Purchaser receives instructions or comments under this paragraph 4 from more than one of the Vendors it shall only be obliged to have regard to the first set of comments or instructions received.

         4.2 If the Purchaser or the Company becomes aware of any Claim for Tax which gives or may give rise to a Tax Claim (disregarding for this purpose paragraph 3.2 of this schedule 4 part 4), the Purchaser shall or shall procure that the Company shall, as soon as reasonably practicable (and in any event, in the case of the receipt of a Claim for Tax consisting of any assessment or demand for Tax or for which the time for response or appeal is limited, not less than ten (10) clear Business Days prior to the day on which the time for response or appeal expires), give written notice of the Claim for Tax to the Vendors but such notice shall not be a condition precedent to the liability of the Vendors under this schedule 4.

         4.3 If the Vendors so request in writing, the Purchaser shall or shall procure that the Company shall supply the Vendors with such available and relevant details


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
                  documentation correspondence and information and shall (subject to paragraph 4.5) take such action as the Vendors may reasonably request in writing to negotiate, avoid, dispute, resist, compromise, defend or appeal against the Claim for Tax and any adjudication in respect of the Claim for Tax provided that the Vendors shall first indemnify and (in the case of costs and expenses reasonably likely to exceed $500,000) secure the Company and the Purchaser to the reasonable satisfaction of the Purchaser against all sums for which the Vendors is or may be liable under this schedule 4 and for any costs, expenses and liabilities (including any additional tax) which may be incurred as a consequence of any action taken in accordance with this paragraph 4.

         4.4 The Vendors shall have the right to have any action mentioned in paragraph 4.3 of this schedule 4 part 4 conducted by their nominated professional advisers, and shall give notice to the Purchaser to that effect, provided that:

                  4.4.1 The appointment of such professional advisers shall be subject to the approval of the Purchaser (such approval not to be unreasonably withheld or delayed);

                  4.4.2 The Vendors shall procure that the Purchaser is kept fully informed of the progress of the relevant action and provided with copies of all relevant correspondence and documents sent by and to the Vendors and their professional advisers;

                  4.4.3 The Vendors shall procure that any reasonable comments made by the Purchaser in relation to the relevant action are adopted by the Vendors and their professional advisers; and

                  4.4.4 The Vendors shall not be entitled to or to procure that their professional advisers take any action referred to in paragraph 4.7 of this schedule 4 part 4 or take any action or make any representation which is not lawful or not true and accurate in all respects.

         4.5 If the Vendors do not request the Purchaser or the Company to take action pursuant to paragraph 4.3 of this schedule 4 part 4 or fail to give notice to the Purchaser pursuant to paragraph 4.4 of this schedule 4 part 4 or fail to indemnify and secure the Purchaser or the Company concerned as provided in paragraph 4.3 within fifteen (15) clear Business Days of the said written notice to the Vendors, the Purchaser or the

                  Company shall be free to pay or settle the Claim for Tax on such terms as they may in their absolute discretion think fit.

         4.6 Pursuant to paragraph 4.3, the Purchaser shall keep the Vendors fully informed of the progress in dealing with the relevant Claim for Tax and shall, as soon as reasonably practicable, forward or procure to be forwarded to the Vendors copies of all material correspondence pertaining to it.

         4.7 The Purchaser shall not be obliged to take or procure the taking of the following action pursuant to paragraph 4.3 of this schedule 4 part 4:

                  4.7.1 agreeing to the settlement or compromise of any Claim for Tax or any proposal for the same which is likely to affect the amount involved or future liability to Tax of the Company, the Purchaser or any member of the Purchaser's Group unless the Vendors indemnify and (in the case of any such future liability reasonably likely to exceed $500,000) secure the Purchaser or the Company to the Purchaser's reasonable satisfaction against any such future liability to Tax;

                  4.7.2 contesting any Claim for Tax before any court or other appellate body (excluding the General Commissioners of Inland Revenue, the Special Commissioners of Inland Revenue or the Value Added Tax Tribunal in the UK and any equivalent of any such body outside the UK) unless at the sole expense of the Vendors, the Vendors obtain the written opinion of Tax counsel (with at least eight years call) after disclosure of all relevant information and documents and having regard to all the circumstances that on the balance of probabilities the action will succeed.

         4.8 If it is alleged by any Tax Authority in writing that any Vendor (at any time) or the Company (prior to Completion) has committed any act or omission constituting fraudulent conduct relating to Tax paragraph 4.3 of this schedule 4 part 4 shall not apply and the Vendors shall cease to have any right under that paragraph.

5.       DATE FOR PAYMENT

         5.1      Where a Tax Claim or any sum to which paragraph 2.2 of this schedule 4 part 3 applies involves the Purchaser or the Company being under a liability to make a payment to any Tax Authority, the Vendors shall pay to the Purchaser in cleared


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
                  funds the amount claimed on or before the later of the fifth Business Day after demand is made for such payment and the fifth Business Day before the date on which the amount in question is payable to the relevant Tax Authority without any interest, penalty, fine or surcharge arising in respect of it.

         5.2 Where a Tax Claim is made under the Tax Covenant in respect of the non-availability of a right to repayment of Tax, the Vendors shall pay to the Purchaser in cleared funds the amount in question on the later of the fifth Business Day after demand is made for such amount to be paid and the fifth Business Day after the date on which the Tax in question would have been repaid but for that non-availability.

         5.3 Where a Tax Claim is made under the Tax Covenant in respect of the utilisation or set-off of a Relief, the Vendors shall pay to the Purchaser in cleared funds the amount in question on the later of the fifth Business Day after the date on which the Tax in question would have arisen but for such utilisation or set-off and the fifth Business Day after demand is made for such amount to be paid.

         5.4 Where the Vendors are liable to make any payment under any other Tax Claim the date for the payment of which is not determined above, the Vendors shall pay to the Purchaser the amount in question on the fifth Business Day after demand is made for such amount to be paid.

         5.5 Any sum not paid by the Vendors on a date determined under paragraphs 5.1, 5.2, 5.3 or 5.4 of this schedule 4 part 4 ("DUE DATE") shall bear interest (which shall accrue from day to day after as well as before any judgement for the same) at the rate of 2% per annum over the base rate of Barclays Bank Plc or in the absence of the same at such similar rate as the Purchaser shall select from the due date up to and including the day of actual payment of such sum (or the next Business Day if the date of actual payment is not a Business Day) compounded quarterly. Such interest shall be paid on the demand of the Purchaser.

6.       OVER-PROVISIONS AND CORRESPONDING BENEFIT

         6.1 If before the sixth anniversary of the end of the accounting period in which Completion occurs:

                  6.1.1 any provision for Tax (excluding deferred Tax) in the Completion Accounts proves to be an over-provision; or


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
                  6.1.2 a payment by the Vendors in respect of any Tax Liability under a Tax Claim or the matter giving rise to the Tax Liability in question results in the Company or the Purchaser becoming entitled to any Relief (other than an Accounts Relief) which it utilises (including by way of obtaining a repayment of Tax) ("CORRESPONDING RELIEF"), then an amount equal to the Relevant Percentage of either such over-provision or the Tax saved by the Corresponding Relief at the date such Corresponding Relief is utilised ("RELEVANT AMOUNT") shall be dealt with in accordance with paragraph 6.2 of this schedule 4 part 4 provided that no account shall be taken of any over-provision to the extent that it arises as a consequence of the utilisation of any Post Completion Relief or Accounts Relief or any change in law after Completion.

         6.2      The Relevant Amount:

                  6.2.1 shall first be set off against any payment then due from the Vendors under a Tax Claim;

                  6.2.2 to the extent there is an excess of the Relevant Amount after any application of it under paragraph
                           6.2.1 of this schedule 4 part 4 a refund shall be made to the Vendors of any previous payment or payments made by the Vendors under a Tax Claim in respect of the matter or thing giving rise to the Relevant Amount and not previously refunded under this paragraph 6.2.2 up to the amount of such excess; and

                  6.2.3 to the extent that the excess referred to in paragraph 6.2.2 of this schedule 4 part 4 is not exhausted under that paragraph, the remainder of that excess shall be carried forward and set off against any future payment or payments which become due from the Vendors under a Tax Claim.

         6.3 The Vendors may, at their own expense require the auditors for the time being of the Company to certify the existence and quantum of any Relevant Amount and the date on which the Corresponding Relief is utilised and in the absence of manifest error, their decision shall be final and binding.

7.       THIRD PARTY CLAIMS

         7.1 If the Company or the Purchaser is before the sixth anniversary of the end of the accounting period in which Completion occurs entitled to recover from another person (excluding any other company within the definition of Company or any current or ex-employees of the Company) or a Tax Authority a sum in respect of any matter to which a Tax Claim relates and which has been satisfied in full by the Vendors in cleared funds, the Purchaser shall as soon as reasonably practicable give written notice of such fact to the Vendors and if the Vendors indemnify and (in the case of any costs and expenses reasonably likely to exceed $500,000) secure the Purchaser and the Company (to the Purchaser's reasonable satisfaction) against the reasonable costs of the Purchaser and the Company in connection with taking the following action, the Purchaser shall or shall procure that the Company shall take such action reasonably requested by the Vendors to enforce recovery against that person or Tax Authority.

         7.2 In the event that the Purchaser recovers any sum referred to in paragraph 7.1 of this schedule 4 part 4 after taking any action at the request of the Vendors under that paragraph, the Purchaser shall as soon as reasonably practicable account to the Vendors for the lesser of:

                  7.2.1 the sum recovered net of any Tax on the sum and the costs and expenses of recovering the same; and

                  7.2.2 any amount paid by the Vendors in respect of the matter giving rise to the relevant Tax Claim.

8.       TAX RETURNS

         8.1 The duly authorised agents of the Vendors shall at the reasonable cost of the Company be responsible for and have the conduct of preparing, submitting and agreeing all Tax Returns for all accounting periods ended on or before the Accounts Date. The Purchaser shall afford (or procure to be afforded) to the Vendors or its duly authorised agent such information and assistance as may reasonably be required to prepare, submit and agree all such Tax Returns.

         8.2 The Vendors shall deliver to the Purchaser for comments any Tax Returns referred to at paragraph 8.1 above which it intends to submit to the Inland Revenue before submission to the Inland Revenue and shall take account of the reasonable comments of the Purchaser and make such amendments to the Tax Returns as the Purchaser may reasonably require within 10 Business Days of delivery of the Tax Returns, or such other time limit as the Vendors and the Purchaser shall agree as is reasonable in the circumstances at the relevant time.

         8.3 The Vendors shall not and shall procure that no other person shall submit to the Inland Revenue any Tax Returns referred to at paragraph 8.1 above or agree any matter with the Inland Revenue unless such Tax Returns are true, accurate and lawful in all respects.

         8.4 The Vendor shall deliver to the Purchaser copies of any correspondence sent to, or received from, the Inland Revenue relating to the Tax Returns referred to at paragraph 8.1 above and shall keep the Purchaser fully informed of their actions and the actions of their agents pursuant to the provisions of paragraph 8.1.

         8.5 The Purchaser shall procure that the Company shall cause the Tax Returns referred to in paragraph 8.1 and all such claims, disclaimers, surrenders and elections as may reasonably be directed by the Vendors relating to all accounting periods ending on or before the Accounts Date to be authorised, signed and returned to the Vendors or their duly authorised agent for submission to the appropriate Tax Authority without undue or unreasonable delay save that this paragraph 8.5 shall not require that the Purchaser to procure that the Company make any claim, disclaimer, surrender or election (or sign any Tax Return on the basis of such action) unless the relevant claim, disclaimer, surrender or election was reflected in the Completion Accounts or in the preparation of the previous audited accounts of the Company.

         8.6 The Purchaser agrees that he duly authorised agents of the Vendors shall at the reasonable cost of the Company have the sole conduct of any correspondence, negotiations or dispute relating to the Tax Returns referred to in paragraph 8.1 and of any appeal in relation thereto (subject to the provisions of paragraph 4 which shall apply to the extent there is a Claim for Tax following, or pursuant to, any such dispute as is referred to in this paragraph 8.6) and the Purchaser shall give and shall procure that the Company gives to the Vendors all such assistance as may reasonably be necessary for the Vendors or their duly authorised agents to have the aforementioned conduct.

         8.7 The Vendors shall use all reasonable endeavours to agree the Tax Returns as soon as reasonably practicable and shall deal with all such matters promptly and diligently insofar as possible and within applicable time limits.

         8.8 The Purchaser or its duly authorised agents shall be responsible for and have the conduct of preparing, submitting and agreeing the Tax Return for the accounting period in which Completion takes place subject to such tax return and the computations relating thereto being submitted in draft form to the Vendors or their duly authorised agent for comments a reasonable time before the same is due to be sent to the relevant Tax Authority. The Vendors or their agents shall comment within 10 Business Days of receipt of the same and if the Purchaser has not received comments within that period, the Vendors or their agents shall be deemed to have approved such draft computations. If the Vendors or their agents have any comments or suggestions, the Purchaser or its agents shall not unreasonably refuse to adopt such comments or suggestions provided always that nothing herein shall oblige the Purchaser, or the Company, to submit any computation or other document unless the Purchaser is satisfied the same is accurate and complete in all material respects. The Vendor and the Purchaser shall respectively afford (or procure to be afforded) to the other or its or their duly authorised agents such information, documentation and assistance as may reasonably be required to prepare, submit and agree such Tax Return.

9.       APPLICATION OF THIS PART 4 TO TAX WARRANTIES

         The provisions of paragraphs 6 and 7 of this schedule 4 part 4 shall not apply to or in respect of any Tax Warranty to the extent that the relevant over-provision, corresponding benefit or right to recover has been taken into account in quantifying the liability of the Vendors under the relevant Tax Warranty.

10.      RELEASE

         The Purchaser may release or compromise the liability under this schedule 4 of any Vendors or grant time or other indulgence to any Vendors without releasing or reducing the liability of any other Vendors. Where a liability of one or some but not all of the Vendors under any obligation which is both joint and several is released or compromised the remaining Vendors shall continue to be severally and shall together be jointly liable on that obligation.

11.      MISCELLANEOUS

         Any payment to the Purchaser or the Company under any Tax Claim shall be deemed to be a reduction of the total consideration payable under this agreement for the Shares.

12.      PURCHASER'S COVENANT

         12.1 The Purchaser warrants and represents to the Covenantors that the Purchaser does not intend to permit the corporation tax liabilities of the Company, to the extent provided for in the Completion Accounts and to the extent payable by the Company to remain undischarged, and that it is not entering into this transaction on the assumption referred to in section 767AA(2) of the Taxes Act.

         12.2 The Purchaser hereby covenants with the Covenantors to pay to the Covenantors (as trustee for the Indemnified Persons (as defined in this paragraph 11.2)) an amount or amounts equal to any Taxation for which the Covenantors, or any other person falling within sections 767A(2) or 767AA(4) Taxes Act by virtue of that person being related to any of the Covenantors (such persons being "THE INDEMNIFIED PERSONS"), becomes liable, by virtue of the operation of sections 767A, 767AA and/or 767B Taxes Act, in circumstances where the tax-payer company (as referred to in section 767a(1) Taxes Act) or the transferred company (as referred to in section 767AA(1) Taxes
                  Act) is the Company.

         12.3 The Purchaser hereby covenants with the Covenantors that it will indemnify each Indemnified Person and keep them indemnified against any liability arising pursuant to:

                  12.3.1 section 132 Finance Act 1988, in circumstances where the Company ceases to be resident in the United Kingdom after Completion, except where the Company was incorporated outside the United Kingdom; or

                  12.3.2 section 190 TCGA 1992, in circumstances where the unpaid tax referred to in section 190(1) is first assessed on the Company.

         12.4     The covenants contained in clauses 12.2 and 12.3 shall:

                  12.4.1 extend to any reasonable costs incurred by the Covenantors or the Indemnified Persons in connection with such Taxation or a successful claim under this paragraph 12;

                  12.4.2 not extended to any Taxation in respect of which the Purchaser would (but for such Taxation having been satisfied by the Covenantors or the Indemnified Persons) have had, or would, but for paragraphs 3.1 and 3.2 of this schedule 4 part 4, have had, a claim under this schedule, provided that this paragraph
                           12.4.2 shall not apply to the extent that such claim has previously been satisfied by any of the Covenantors; and

                  12.4.3 not extend to any Taxation which has been recovered under section 767B(2) Taxes Act (and the Covenantors shall procure that no such recovery is sought to the extent that payment is made hereunder).

         12.5 The provisions of paragraphs 11 (Miscellaneous), 2 (deduction from payment) and 5 (payment) shall apply mutatis mutandis to the covenant in favour of and payments to the Covenantors under this paragraph 12 as they apply to payments to the Purchaser under this schedule 4.

                                     PART 5

                       TAXATION LIABILITIES OF THE VENDORS

         1.1      In this paragraph 1:

                  1.1.1 "Relevant Period" shall mean the period from Completion to the date on which the last of the Loan Notes (if any) issued to the Vendors pursuant to this agreement is redeemed or repaid or, if later, the date on which the last of the CNT Shares (if any) to be issued pursuant to this agreement is issued to the Vendors and registered in terms of the Registration Rights Agreement;

                  1.1.2 "Relevant Event" shall mean the status and/or activities of the Purchaser being changed such that it becomes neither a Trading Company nor the holding company of a Trading Group;

                  1.1.3 "Trading Company" and "Trading Group" shall have the meanings given to those terms by paragraph 22(1) of Schedule A1 Taxation of Chargeable Gains Act 1992.

         1.2 If any Relevant Event occurs during the Relevant Period and such Relevant Event results in an increase in the Vendors' liability to capital gains tax on either the sale of the CNT Shares received as Additional Consideration or the sale or repayment of the Loan Notes received as Additional Consideration then the Purchaser shall pay to the Vendors in cash (by way of further consideration for the purchase of the Shares under this agreement) an amount equal to the additional tax payable.

         1.3      If any payment by the Purchaser to the Vendors under paragraph
                  1.2 above is subject to tax in the hands of the Vendors then the Purchaser (by way of further consideration for the purchase of the Shares under this agreement) shall pay an additional amount to the Vendors equal to such tax.

         1.4 The Purchaser shall notify the Vendors in writing promptly on becoming aware that a Relevant Event has occurred or will occur and if:

                  1.4.1 any Vendor does not redeem his holding of Loan Notes or, subject to the Registration Rights Agreement or applicable US securities laws, sell his CNT Shares, within 30 days of the later of notification and the first date after such notification upon which the Loan Notes may be redeemed in accordance with their terms or, under the Registration Rights Agreement or applicable US securities laws, the CNT Shares may be sold; and

                  1.4.2 the amount of taxation payable by such Vendor in relation to the Additional Consideration would have been less had the Loan Notes been so redeemed,

                  then the Purchaser shall not be liable to such Vendor under this paragraph for any additional taxation which would not have arisen had the Loan Notes been so redeemed or the CNT Shares so sold.

         1.5 The maximum aggregate amount payable by the Purchaser under all parts of this paragraph (including for breach of the undertaking in paragraph 1.4) shall not exceed one million pounds sterling (L1,000,000) (the "Purchaser Indemnity Cap").

         1.6 The Purchaser Indemnity Cap shall be available to meet claims by the Vendors as follows:

                  1.6.1 during the Relevant Period, no single Vendor may claim from the Purchaser under this part 5 an amount in excess of one-third of the Purchaser Indemnity Cap; and

                  1.6.2 if, at the end of the Relevant Period, the aggregate level of claims by the Vendors under this part 5 is less than the Purchaser Indemnity Cap and any Vendor(s) (the "Residue Claimant" or "Residue Claimants") has suffered a liability in respect of which he would, but for paragraph 1.6.1, have a claim against the Purchaser under this part 5, each Residue Claimant may claim such amount from the Purchaser (subject, for the avoidance of doubt, to paragraph 1.5) provided that, where the Purchaser Indemnity Cap operates to prevent all Residue Claimants from recovering their total amount claimed under this part 5, each Residue Claimant's claim against the Purchaser shall be reduced pro rata to the sizes of the respective claims of all Residue Claimants.

1.7 The Purchaser shall have no liability under this part 5 in relation to any additional tax liability of the Vendors which arises by reason of a change in the law after Completion (other than a proposed change in law published prior to Completion).

                                   SCHEDULE 5

                                   COMPLETION

1.       The Vendors shall deliver or procure to be delivered to the Purchaser:

         1.1 duly executed transfers of the Shares in favour of the Purchaser or its nominee(s) together with duly executed powers of attorney or other authorities pursuant to which any transfers have been executed;

         1.2 the relevant share certificates (or an express indemnity in a form satisfactory to the Purchaser in the event of any found to be missing) in respect of the Shares;

         1.3 the written resignation in the agreed form of G Scorziello as the secretary of the Company;

         1.4 the written resignation in the agreed form of the auditors of the Company;

         1.5 all certificates of incorporation and certificates of incorporation on change of name for the Company and Bi-Tech Sweden;

         1.6 the common seal and statutory books (including minute books) and books of account of the Company made up to the day preceding the Completion Date;

         1.7 share certificates in respect of all the issued shares of Bi-Tech Sweden held by the Company;

         1.8 service agreements in the agreed form duly executed by G Scorziello, P J Foskett and O G Smith;

         1.9 deeds of variation in the agreed form to employment agreements duly executed by Neil Puddicombe, Paul Hammond, Keith Furbank and Mike Bate;

         1.10 copies of all bank mandates given by the Company and/or Bi-Tech Sweden and forms of amendment/cancellation of such bank mandates duly executed;

         1.11 bank statements dated not earlier than two Business Days before Completion for all bank accounts of the Company and/or Bi-Tech Sweden together with cash book balances of the Company and/or Bi-Tech Sweden as at Completion and reconciliation statements reconciling such balances with the bank statements;

      1.12 a duly executed deed of release from National Westminster Bank plc evidencing the release and discharge of all guarantees and charges of the Company to such bank together with an executed Companies House Form 403a in respect thereof;

      1.13 the documents of title to the Property (or in respect of any individual property charged to a third party certified true copies thereof) as shown in the schedule of deeds in the agreed form;

      1.14 the Deed of Amendment duly executed by all parties other than the Purchaser;

      1.15 a duly executed waiver by XIOtech of its rights upon a change of control of the Company;

      1.16 copies of duly executed and stamped stock transfer forms in respect of the transfer of the entire issued share capital of the Olive Companies from the Company to the Vendors;

      1.17  the Escrow Letter duly executed by each Vendor;

      1.18 evidence of the termination of any consultancy arrangements between Owen Smith and the Company and a waiver of any claims in respect thereof in the agreed form.

2. The Vendors shall deliver to the Purchaser duly executed written shareholder resolutions of the Company in the agreed form reclassifying the Shares and adopting new articles of association in the agreed form.

3. The Vendors shall procure that a meeting of the board of directors of the Company is convened and held at which resolutions in the form set out in the Completion Minutes are duly passed.

4. The Purchaser shall deliver to the Vendors duly executed counterparts of the Escrow Letter, Deed of Amendment and the Loan Note Instrument.

5. The Purchaser shall pay to the Vendors' Solicitors by transfer of funds the sum of $10,800,000 in same day cleared funds in respect of the Initial Consideration payable at Completion. The Vendors' Solicitors' receipt shall be a sufficient discharge for such sum and the Purchaser shall not be concerned to see to the application thereof.

6. The Purchaser shall pay into the Joint Account by transfer of funds the sum of $1,200,000 in respect of the Retention.

                                   SCHEDULE 6

                               COMPLETION ACCOUNTS

                                     PART 1

                       PREPARATION OF COMPLETION ACCOUNTS

1. After Completion, the Vendors shall jointly (at their cost) ensure that the Vendors' Accountants prepare and audit a consolidated balance sheet of the Group as at the Completion Date and all attached notes.

2.    The balance sheet and notes shall be prepared:

      2.1 in accordance with the specific accounting policies set out in part 2 of this schedule;

      2.2 to the extent not covered by 2.1 above, on a basis consistent with the Accounts using the same accounting principles, policies and practices (to the extent these comply with UK GAAP (as defined below)); and

      2.3 to the extent not covered by 2.1 and 2.2 above, in accordance with the law and applicable standards, principles and practices generally accepted in the United Kingdom ("UK GAAP") as if they were statutory accounts required to be prepared under the Act. In preparing the balance sheet and notes no account is to be taken of an event taking place after Completion and regard is only to be had to information available to the parties as at Completion.

3. After Completion, the Purchaser shall provide, and shall ensure that each Group member provides, to the Vendors and the Vendors' Accountants reasonable access to relevant assets, documents and records within their possession or control for the purpose of preparing the balance sheet and notes referred to above.

4. The Vendors shall ensure that within 30 days starting on the day after Completion the Vendors' Accountants submit to the Purchaser and the Purchaser's Accountants the balance sheet and notes. The Purchaser shall ensure that within 30 days starting on the day after receipt of the balance sheet and notes the Purchaser's Accountants certify whether or not they agree with the balance sheet and notes. The Vendors shall ensure that the Purchaser's Accountants are given reasonable access to all additional information the Purchaser's Accountants may reasonably require to enable them to make their decision.

5. If the Purchaser's Accountants certify their agreement with the balance sheet and notes, the balance sheet and notes shall constitute the Completion Accounts. If the Purchaser's Accountants certify that they disagree with the balance sheet or notes, paragraph 6 shall apply and, unless the Vendors' Accountants and the Purchaser's Accountants agree on the balance sheet and notes in accordance with paragraph 6 (in which case the balance sheet and notes so agreed on shall constitute the Completion Accounts) the balance sheet and notes determined to be correct by a decision of the independent firm of chartered accountants produced in accordance with paragraph 6 shall constitute the Completion Accounts.

6. If within 14 days starting on the day after receipt of the certificate referred to in paragraph 5, the Vendors' Accountants and the Purchaser's Accountants have not agreed on the balance sheet and notes either party may refer the matter in dispute (but no other matters) to an independent firm of chartered accountants agreed by the parties or, in default of agreement within 28 days of the date of receipt of the certificate, an independent firm of chartered accountants nominated by the President for the time being of the Institute of Chartered Accountants in England and Wales ("EXPERT"), on the basis that the Expert is to make a decision on the matter within 28 days starting on the day after receiving the reference. In a reference, the Expert shall act as an expert and not as an arbitrator. The decision of the Expert as to the matter in dispute is, in the absence of fraud or manifest error, final and binding on both parties and the balance sheet and notes shall thereafter be deemed to reflect the Expert's decision. The Vendors and the Purchaser shall each pay one half of the Expert's costs in respect of a reference.

                                     PART 2

          ACCOUNTING POLICIES TO BE ADOPTED IN THE COMPLETION ACCOUNTS

1.    The Completion Accounts shall:

      1.1   include all intangible assets at nil value;

      1.2 treat all amounts owing by the Company to the Vendors and any persons connected with the Vendors as current liabilities;

      1.3 not attribute any value to any assets (including in particular any prepayment or debt) to the extent that (following Completion) there is reasonable doubt as to the realisation of that value;

      1.4 include appropriate provision where such items are known about and can be quantified for rebates or discounts that will fall due and fees and commissions that will become payable after Completion in either case in respect of sales or other transactions that took place before Completion (including without limitation any commissions or bonuses of any kind earned by or granted to employees of the Company or any fees and commissions payable in connection with the transactions effected by this agreement and the other documents to be executed at Completion);

      1.5 include other fixed assets at the value at which they were included in the Accounts, less depreciation on the written down value, calculated at the following annual rates:


            Plant and machinery:             33.3           per cent;
            (computer equipment)

            Fixtures and fittings:           10             per cent;

            Motor vehicles:                  25             per cent;

            Land and buildings:                             Over the life of the
                                                            lease

      1.6 not include any provision for interest and penalties in relation to corporation tax where at the date the Completion Accounts are agreed, no Tax Authority has alleged that interest and penalties are due and payable.

                                   SCHEDULE 7

                               EARN-OUT PROVISIONS

                                     PART 1

                     CALCULATION OF ADDITIONAL CONSIDERATION

1. In this schedule the following words and phrases shall (except where the context otherwise requires) have the following meanings:

      "EBIT" means the earnings before interest and corporation tax on income of the Group (or of any separate and distinct division of the Purchaser or of another member of the Purchaser's Group referred to in paragraph 3 of this part 1 of schedule 7) for the relevant financial period of the Group (or of any separate and distinct division as aforesaid) calculated as set out in part 2 of this schedule and translated into US dollars using the mid-market exchange rate of The Royal Bank of Scotland plc on the day before the relevant Additional Consideration is paid;

      "YEAR 1" means the financial period for the Group commencing on 1 July 2002 and ending on 30 June 2003;

      "YEAR 2" means the financial period for the Group commencing on 1 July 2003 and ending on 30 June 2004;

      "YEAR 1 PAYMENT" means any sum payable as Additional Consideration under paragraph 2.1 of this part of this schedule;

      "YEAR 2 PAYMENT" means any sum payable as Additional Consideration under paragraph 2.2 of this part of this schedule;

      "CONSIDERATION YEAR" means any financial period for which EBIT is to be calculated;

      "PURCHASER GROUP" means the Purchaser and any subsidiary of it and any company constituting a holding company of it;

      "EBIT CERTIFICATE" means the certificate by the Purchaser's Accountants specified in paragraph 2 of part 3 of this schedule;

      "CONSIDERATION ACCOUNTS" means the audited consolidated group accounts of the Group for a Consideration Year (including the auditors' certificate);

      "INDEPENDENT ACCOUNTANTS" means a firm of independent accountants agreed by the Vendors (acting jointly) and the Purchaser or in default of agreement within five Business Days of either party requesting an appointment appointed on the application of either party (following notice to the other) by the President for the time being of the Institute of Chartered Accountants in England and Wales;

      "BUDGET" means the budgeted general and administrative expenses by line item and operating business plan for the Group for the Consideration Years in the agreed form;

      "ACCOUNTANTS' REPORT" means the report specified in paragraph 6 of part 3 of this schedule;

      "REPRESENTATIVES" means Greg Scorziello and one other Vendor, provided each is an employee and director of the Company;

      "MANAGER" means Greg Scorziello for so long as he remains an employee (and is not incapacitated for more than one week or as otherwise agreed) and director of the Company and thereafter one of the other Vendors (to be agreed with the Purchaser) provided such Vendor is still an employee (and is not incapacitated for more than one week or as otherwise agreed) and director of the Company.

2.    The Additional Consideration payable to the Vendors shall be:

      2.1 the product of (EBIT for Year 1 minus one million US dollars ($1,000,000)) multiplied by 1.4; and

      2.2 the product of (EBIT for Year 2 minus two million US dollars ($2,000,000)) multiplied by 1.4;

      provided that in either case if the resulting amount is negative no Additional Consideration shall be payable in respect of that Consideration Year and the Vendors shall have no obligation to pay the Purchaser any amount in respect of such negative amount.

3. The Purchaser is under no obligation to conduct the business carried on by the Company at Completion through the Company or any other separate or distinct legal entity and may conduct such business as a separate and distinct division of the Purchaser or another member of the Purchaser's Group so long as appropriate and separate records are kept (in a manner reasonably satisfactory to the Vendors) to make the calculations required by this schedule (and references to the Company and the Group in this schedule 7 shall then include references to the business of the Company or the Group now carried on, or in the future developed, as transferred to such other entity or division).

4. In the event that during the Consideration Years the Purchaser or another member of the Purchaser's Group (including the Company) acquires another entity or business or any of the foregoing is acquired by another entity, no revenues or earnings from such other entity or business shall be included in the calculation of EBIT unless, and to the extent that, the parties agree.

                                     PART 2

                               CALCULATION OF EBIT

1. The EBIT for any financial period is (to the nearest L1) the earnings before interest and corporation tax on income of the Group as shown in the Consideration Accounts for that period which shall be prepared:

      1.1 in accordance with the specific accounting principles, bases, policies and methods used in preparing the Completion Accounts as set out in part 2 of schedule 6;

      1.2   to the extent not covered by 1.1 above:

            1.2.1 before deducting any third party costs or expenses incurred in complying with any financial reporting or similar requirements of the Purchaser to the extent that such reporting or other similar requirements are more onerous than those to which the Group currently adheres (except where the Group does not currently adhere to requirements and standards to which it should adhere);

            1.2.2 after adding back an amount equal to any sum paid by the
                  Vendors to the Purchaser under the Warranties to the extent that the matter giving rise to a claim under the Warranties affects EBIT;

            1.2.3 after taking into account both as an expense and as a receipt of the business of the Group (to the extent not already taken into account) the payment by the Company of the Year 1 Bonus Pool or Year 2 Bonus Pool (as the case may be) together with PAYE and National Insurance Contributions (employees and employers) thereon and the funding of the Company by the Purchaser made to compensate the Company therefor (as provided in clause 12.3); and

            1.2.4 if either the Put Option or the Call Option (in each case as defined in the Deed of Amendment) is exercised, after adding back for Year 1 the costs of acquiring the relevant shares if acquired by the Company (rather than the Purchaser) and provided that the Company is not put in funds by the Purchaser for such acquisition, to the extent that any of the foregoing affects EBIT;

      1.3 to the extent not covered by 1.1 and 1.2 above, on a basis consistent with the Accounts, using the same accounting principles, bases, policies and methods (to the extent these comply with UK
            GAAP); and

      1.4 to the extent not covered by 1.1 to 1.3 above, in accordance with UK GAAP.

                                     PART 3

1. The Purchaser shall (at its own cost) procure that the Consideration Accounts for each Consideration Year are prepared and audited (and the auditors' certificate in respect of them signed) within 60 days of the end of that period and are submitted together with the EBIT Certificate specified in paragraph 2 of this part to the Vendors.

2. The Purchaser shall procure that the Purchaser's Accountants issue a certificate ("EBIT CERTIFICATE") in respect of each Consideration Year stating the EBIT for that period and any adjustments made by them to the earnings before interest and income tax of the Group as shown in the audited group accounts for that period in determining the EBIT and having attached to it a copy of the relevant Consideration Accounts.

3. The Vendors (acting jointly) may, by notice to the Purchaser delivered within 20 days of receipt by the Vendors of the EBIT Certificate, require that the calculation of the EBIT specified in it (including the Consideration Accounts on which the calculation is based) be reviewed by the Vendors' Accountants.

4. If the Vendors' Accountants and Purchaser's Accountants fail to agree any matter relating to the EBIT Certificate and/or the Consideration Accounts within 30 days of the Vendors' notice to the Purchaser pursuant to paragraph 3 above, the matter in dispute (but no other matter) shall be referred to Independent Accountants (acting as experts) for determination. The decision of the Independent Accountants on any matter referred to them shall (except in the case of fraud or manifest error) be final and binding on the parties. The costs of the

      Independent Accountants shall be borne as they direct or, in default of a direction by them, by the Vendors and the Purchaser equally.

5. The parties shall procure that the Vendors' Accountants, the Purchaser's Accountants and any Independent Accountants are each given reasonable access to all working papers prepared by or in the possession of the Group or them and given any information and explanations they may reasonably request to carry out their respective functions under this schedule.

6. When the EBIT is agreed (or any disputed matter determined) under paragraph 4, the parties shall procure that the Vendors' Accountants and the Purchaser's Accountants jointly sign and deliver to the Vendor and Purchaser a report confirming the amount of EBIT for the relevant Consideration Year.

                                     PART 4

                       PAYMENT OF ADDITIONAL CONSIDERATION

1. Subject to paragraph 2 below, any Additional Consideration payable to the Vendors shall be paid in Loan Notes with an aggregate principal amount equivalent to such Additional Consideration (less, in respect of the Year 1 Payment, fees of L15,000 to be charged by the Bank for guaranteeing the Loan Notes) to the Vendors in their Relevant Percentages:

      1.1 if the Vendors agree the figure for EBIT set out in the EBIT Certificate or do not require a review under paragraph 3 of part 3 of this schedule, within seven days of the delivery of the EBIT Certificate to the Vendors;

      1.2 if the Vendors require a review under paragraph 3 of part 3 of this schedule, the Purchaser shall:

            1.2.1 issue Loan Notes with an aggregate principal amount equivalent to the amount of such Additional Consideration as is payable in accordance with the calculation by the Purchaser's Accountants of the relevant EBIT within seven days of being notified by the Vendor that a review is required;

            1.2.2 issue Loan Notes with an aggregate principal amount equivalent to any balance of that consideration (if any) within seven days of the delivery of the Accountants' Report to the Purchaser.

2. The Purchaser may elect to pay all or part of any portion of the Additional Consideration in CNT Shares provided that (i) common stock of the Purchaser is at that time trading on the Nasdaq National Market or the New York Stock Exchange and (ii) the Purchaser is then eligible to register its securities on Form S-3. If the Purchaser makes such an election then the Vendors and the Purchaser shall execute and deliver the Registration Rights Agreement and the Purchaser shall register such shares in accordance with the terms of the Registration Rights Agreement. The Purchaser shall issue such number of CNT Shares as equals the amount of Additional Consideration to be satisfied by CNT Shares divided by the average closing price of one share of common stock of the Purchaser on the Nasdaq National Market or the New York Stock Exchange as applicable, for the 20 trading day period ending two trading days prior to the payment date.

                                     PART 5

                              EARN-OUT PROTECTIONS

1. The Purchaser acknowledges that (having regard to the manner in which the Additional Consideration for the Shares will be calculated) the Vendors have a legitimate interest in ensuring that the EBIT of the Group for each of the Consideration Years is as high as may fairly and reasonably be achieved by the Group in those years (having due regard to the Purchaser's legitimate interest in establishing a stable and secure business for the Group in the long term).

2.    Accordingly the parties agree during the Consideration Years:

      2.1 that the Purchaser shall permit such of the Vendors as are from time to time employees and directors of the Company to have the day to day management of the Group in accordance with the following provisions of this part 5;

      2.2 to procure that the Group does not depart from or cease the ordinary course of the conduct of its business as conducted in the financial year ending on the Accounts Date and that the operations of the Group will be continued in a manner consistent with the Group's past practices prior to Completion (including maintaining an appropriate level of fixed assets (including premises plant and equipment) and employees) provided that such action does not breach any applicable law or include any contract between any member of the Group and any Vendor (or person connected with any Vendor), other than a service agreement in the agreed form, or any contract other than on arm's length terms;

      2.3 any member of the Purchaser's Group may make intercompany charges to the Group for any Consideration Year to the extent that such member of the Purchaser's Group provides intercompany services to the Group which replace all or a portion of the expenses identified in the Budget, but only to the extent that in any Consideration Year the amount charged by the Purchaser's Group member does not exceed in aggregate the expenses so replaced;

      2.4 to procure that the Group does not materially decrease or, without the consent of the Manager (if any) (not to be unreasonably withheld or delayed), increase the number of employees of the Group or make any reduction or, without the consent of the Manager (if any) (not to be unreasonably withheld or delayed), increase in the emoluments of the employees of the Group;

      2.5 to procure that the capital expenditure and operating expenditure and costs of the Group are maintained in accordance with the Budget for the period covered by the Consideration Years and that there are no commitments of more than one year's duration;

      2.6 to procure that the Group does not (without first consulting the Manager (if any)) borrow any money or agree to do so in excess of L200,000 or risk credit or security of any assets of the Purchaser's Group without the Purchaser's consent;

      2.7 to procure that the Group shall not acquire, invest in, or agree to acquire or invest in, any assets, business, shares or other securities (other than in the ordinary course of trading) without the Manager's (if any) consent (not to be unreasonably withheld or delayed) and the Purchaser's consent;

      2.8 to procure that the Group shall not sell, transfer, lease, assign, grant any licence in respect of or otherwise dispose of the whole or any part of its undertaking, property or other assets including any equity interest in any Group Company (whether by one transaction or a series of transactions whether related or not) (other than sale of current assets in the ordinary course of trading) other than with the consent of the Manager (if any) (not to be unreasonably withheld or delayed) and the Purchaser ;

      2.9 the Group shall not make any loan or advance or provide any credit other than:

            2.9.1 for the deposit of monies with a bank which is an authorised institution under the Financial Services and Markets Act 2000;

            2.9.2 normal trade credit in accordance with the Group's past practices;

      2.10 the Company shall declare and pay such dividends as the Purchaser may direct provided that the Company retains adequate working capital;

      2.11 no member of the Group shall carry on business otherwise than from the Property;

      2.12 no member of the Group shall, without the consent of the Manager (if any) (not to be unreasonably withheld or delayed) and the Purchaser, effect any repairs, redecorations, renovations, extensions or refurbishments to the Property except to the extent required to comply with covenants by which the Company is bound in relation to the Property and to the extent necessary for the continued use of the Property in the ordinary course of business;

      2.13 the Year 1 Bonus Pool and the Year 2 Bonus Pool shall not be paid to the Group's employees or any other person except at the direction of the Representatives;

      2.14 no member of the Group shall appoint any committee of its board of directors or discuss any matters or take any decisions material to the Group (other than as envisaged in the Budget) otherwise than at a duly convened board meeting of the relevant Group Company at which a representative of the Purchaser is present.

3. Following Completion, in the event that the Group fails to meet 65 per cent of its target for EBIT as set out in the Budget for any three consecutive quarters during the Consideration Years then the Purchaser shall be entitled to make such changes to the Budget as it in its reasonable opinion considers necessary or otherwise to impose on the Group such cost reduction measures or budgetary constraints as it in its reasonable opinion considers necessary in order to bring the Group's EBIT in line with the target therefor set out in the Budget (other than the dismissal of the Vendors without cause) and the Vendors shall procure so far as they are able that the Group acts in accordance with such changes and measures and, upon the Group's EBIT meeting the target therefor set out in the Budget the rights of the Purchaser set out in this paragraph shall cease and determine unless and until the Group fails to meet 65 per cent of its target for EBIT for a further three consecutive quarters. In the event of any conflict between this paragraph and any other paragraph of this schedule, this paragraph shall prevail. In the event of any breach of this paragraph by any Vendor then the provisions of this part 5 shall cease to apply.

4. The Purchaser undertakes with the Vendors that during the Consideration Years without the consent of the Manager (if any) (not to be unreasonably withheld or delayed):

      4.1 it will not knowingly take any action which is likely to affect adversely the business of the Company or its earnings capability or otherwise prevent the Company from carrying on its business in good faith (in the context of the requirements of this agreement);

      4.2 the time of the Vendors will not be expended on the affairs of any companies within the Purchaser Group other than members of the Group (other than participation in appropriate sales, marketing and administration meetings and activities of the Purchaser's Group as managers of the Group to the extent that to do so would adversely affect their ability to properly manage the Group);

      4.3 it will not pass a resolution for the winding up of any member of the Group except if such Group member is insolvent;

      4.4 it will not require any member of the Group to purchase any goods or services from the Purchaser or other members of the Purchaser Group where the cost of those goods or services exceed the amount at which the Company could acquire the same or similar goods and services from a third party reasonably acceptable to the Purchaser and provided that the Purchaser may require such purchases from the Purchaser's Group if any excess costs are credited in the relevant calculation of EBIT;

      4.5 it will not divert any business, potential business, sales or contracts generated or held by a Group member in the United Kingdom or Sweden to other members of the Purchaser Group or procure or seek to procure that any client or customer or potential client or customer of the Group in the United Kingdom or Sweden instead does business of a type which the Group conducts on the date of this agreement with any third party provided that nothing in this agreement shall prevent or hinder or restrict any member of the Purchaser's Group from carrying on business in the ordinary course in the same manner after Completion as before Completion (including without limitation the sale of products manufactured by the Purchaser's Group and its reselling business) or, provided that, in the event that the Purchaser or any member of the Purchaser's Group is acquired by a third party, nothing in this agreement shall prevent such acquirer or any member of its group from competing with the Group to the extent that it competes prior to such acquisition;

      4.6 no reduction in the issued share capital of the Company or the purchase or redemption by the Company of any of its shares shall occur to the extent that the Company is left with inadequate working capital;

      4.7 any amount standing to the credit of any share premium account or capital redemption reserve fund of the Company shall not be paid out to the extent that the Company is left with inadequate working capital;

      4.8   the Company shall maintain an individual bank account;

      4.9 the Purchaser shall not dispose of (it being understood that a merger of the Purchaser with another entity will not constitute such a disposal) the legal and beneficial ownership of any of the issued share capital of the Company except that any such shares may be transferred to a third party outside the Purchaser's Group ("Third Party Purchaser") if the following conditions are satisfied:

            4.9.1 the Third Party Purchaser enters into a deed of adherence to the terms of this schedule 7 in a form reasonably satisfactory to the Manager (if any); and

            4.9.2 for the avoidance of doubt, any Loan Notes or other securities to be issued as Additional Consideration hereunder shall be issued by the Purchaser.

      The Purchaser will procure that each member of the Purchaser Group from time to time shall comply with the above restrictions as if each such member was named in each paragraph above in addition to the Purchaser.

5. In the event that during the Consideration Years any of the following occur (each, an "ACCELERATION EVENT"):

      5.1 the Purchaser commits any material breach of the provisions of the above paragraphs of this schedule 7 or a series of breaches of such paragraphs which alone are not material but taken together are material, in each case which, if capable of remedy, are not remedied by the Purchaser within 20 Business Days of its being requested to do so by the Manager;

      5.2 the employment of any two of the Vendors with the Company is terminated by the Purchaser or at its direction (otherwise than where such termination is voluntarily initiated by the relevant Vendor) or any two Vendors have been given notice of termination of his employment or suspended from all or a material part of his duties other than in circumstances in which the Company is lawfully entitled to effect a summary dismissal in accordance with the relevant service contract (whether or not such notice or suspension applies to two or more Vendors simultaneously);

      5.3 any two Vendors are removed from office as a director of the Company by the Purchaser or at its direction other than in circumstances in which the Company is lawfully entitled to effect a summary dismissal in accordance with the relevant service contract (whether or not such removal applies to two or more Vendors simultaneously), the Vendors shall be entitled to elect, by written notice of the Manager served within 30 days of the relevant Acceleration Event, to receive both the Year 1 Payment (if the Acceleration Event occurs in Year 1) and the Year 2 Payment which, notwithstanding anything else in this agreement shall be calculated as follows:

      5.4 EBIT for the six months immediately preceding the Acceleration Event ("ACCELERATION EBIT") shall be calculated as though the reference in the definition of EBIT in this schedule 7 to "the relevant financial period of the Group" were a reference to "the immediately preceding six months" and otherwise mutatis mutandis in accordance with part 2 of this schedule 7; and

      5.5 If an Acceleration Event occurs: EBIT for purposes of Year 1 (if the Acceleration Event occurs in Year 1) shall be calculated by dividing Acceleration EBIT by six and multiplied by the number of months (including fractions of months) remaining to elapse from the date of the Acceleration Event to the end of Year 1. EBIT for purposes of Year 2 shall be calculated by dividing Acceleration EBIT by six and multiplied by the number of months (including fractions of months) (but not exceeding 12 months) remaining to elapse from the later of the date of the Acceleration Event and the beginning of Year 2 to the end of Year 2.

      The amount given by the above formula ("ACCELERATION AMOUNT") shall be paid by the Purchaser to the Vendors in Loan Notes in accordance, mutatis mutandis, with part 4 of schedule 7.

                                   SCHEDULE 8

                                  THE PROPERTY


Property:                     The Watermill, Spring Lane, Oxted, Surrey RH8 9PB

Date of lease:                25 August 2000

Original landlord:            Elizabeth Kate Ronaldson

Present landlord:             Elizabeth Kate Ronaldson

Original tenant:              Business Impact Technology Systems Limited

Present tenant:               Business Impact Technology Systems Limited

Term:                         15 years from 25 August 2000

Current rent:                 L45,000 per annum

SIGNED (but not delivered until the date hereof)   )
as a deed by Greg Scorziello in the presence of:   ) /s/ Greg Scorziello





SIGNED (but not delivered until the date hereof)   )
as a deed by Paul John Foskett in the presence of: ) /s/ Paul John Foskett





SIGNED (but not delivered until the date hereof)   )
as a deed by Owen George Smith in the presence of: ) /s/ Owen George Smith




EXECUTED (but not delivered until the date         )
hereof) as a deed by Computer Network              )
Technology Corporation acting by two duly          )
authorised officers:                               )




                                                   Officer /s/ Gregory T. Barnum






                                                   Officer /s/ Jeffrey Bertelsen

                                                                         ANNEX A

This is the form of Registration Rights Agreement agreed to be entered into among the Purchaser and the Vendors in accordance with the terms of clause 5 and schedule 7 of the Agreement.



                          REGISTRATION RIGHTS AGREEMENT

      This Registration Rights Agreement ("Agreement") is made and entered into as of the ____ day of ___________, ______, by and among Computer Network Technology Corporation, a Minnesota corporation (the "Company"), and the investors listed on the signature page hereto (collectively, the "Investors").

                                    RECITALS

      A. In connection with the Stock Purchase Agreement (the "Stock Purchase Agreement"), dated as of __________, 2002, among the Investors and the Company, the Company has the right to issue to the Investors certain shares of the Company's common stock, $.01 par value per share (the "Common Stock") in satisfaction of its obligation to pay the Additional Consideration.

      B. It is a condition to such issuance that the Company provide the registration rights provided herein and the parties hereto desire to provide for such rights on the terms and conditions contained herein.

      NOW, THEREFORE, in consideration of the premises and covenants contained herein, the parties hereto agree as follows:

1.    Registration Rights. The Company covenants and agrees as follows:

      1.1 Registration. The Company will file with the Securities and Exchange Commission (the "Commission") a registration statement on Form S-3 registering the resale of the shares of Common Stock issued to the Investors pursuant to the Stock Purchase Agreement (the "Registrable Stock") under the Securities Act of 1933, as amended (the "Securities Act") on the date hereof, and shall thereafter take all reasonable necessary steps to qualify such resale under such state laws as the holders of Registrable Stock may reasonably request. The costs and expenses directly related to such registration pursuant to this section, including, but not limited to, legal fees of the Company's counsel, audit fees, printing expense, filing fees and fees and expenses relating to qualifications under state securities or blue sky laws shall be borne entirely by the Company; provided, however, that the persons for whose account the securities covered by such registration are sold shall bear the brokerage fees and commissions and discounts applicable to their shares and the fees and expenses of their own legal counsel, including the Investor's Counsel (as defined in Section 1.2(c) below), and other advisors; provided, however, that the Company will reimburse the Investors for the reasonable legal fees and expenses of Investor's Counsel (not to exceed $10,000), that are incurred in connection with the transactions contemplated by this Agreement. The Company shall use its best efforts to keep effective and maintain any registration, qualification, notification or approval specified in this section for the Effectiveness Period and, from time to time shall amend or supplement the prospectus used in connection therewith to the extent necessary in order to comply with applicable law. Notwithstanding anything to the contrary herein, the Company shall not be required to include any Registrable Stock in any underwritten public offering by the Company or register the resale of the shares in an underwritten offering by the Investors.

      1.2 Registration -- General Provisions. In connection with the registration of the Registrable Stock under the Securities Act, the Company will:

             (a) prepare and file with the Commission a registration statement on Form S-3 with respect to such securities and use its commercially reasonable efforts to cause such registration statement to become effective as soon as possible after the date it is filed and keep the prospectus which is a part of such registration statement current until the earlier of the date on which: (i) all such shares of Registrable Stock have been sold, or (ii) one year after the date it is declared effective by the Commission or (iii) the expiration of the holding period applicable to the Registrable Stock held by Investors which are not affiliates of the Company under Rule 144(k) under the Securities Act (the "Effectiveness Period"); provided, however, that if at any time the Company shall obtain a written opinion of legal counsel reasonably satisfactory to the Investors to the effect that the Registrable Stock may be publicly offered for sale in the United States by the Investors pursuant to Rule 144(k), the Company shall no longer be obligated to file or maintain a registration statement with respect to the Registrable Stock pursuant to this Agreement, unless, at a later date but within the one year period set forth above, an Investor delivers to the Company an opinion of counsel to such Investor, which opinion is satisfactory in form and substance to counsel to the Company, that registration is then required as a result of a change in applicable law;

             (b) prepare and file with the Commission such amendments to such registration statement and supplements to the prospectus contained therein as may be necessary to keep such registration statement effective for the Effectiveness Period (or such shorter period) referred to in section 1.2(a) above;

             (c) at the request of Investors holding a majority of the Registrable Stock, provide legal counsel for such Investors (referred to herein as "Investor's Counsel") with reasonable opportunities to review and comment on, and otherwise participate in, the preparation of such registration statement;

             (d) furnish to each Investor such reasonable number of copies of the registration statement, preliminary prospectus, final prospectus and such other documents as the Investor may reasonably request in order to facilitate the public offering of such securities;

             (e) use best efforts to register or qualify the securities covered by such registration statement under such state securities or blue sky laws of such jurisdictions as the Investors may reasonably request in writing within 30 days following the original filing of such registration statement, except that the Company shall not for any purpose be required to execute a general consent to service of process or to qualify to do business as a foreign corporation in any jurisdiction wherein it is not so qualified;

             (f) notify Investors, promptly after it shall receive notice thereof, of the time when such registration statement, or any post-effective amendment thereto, has become effective or a supplement to any prospectus forming a part of such registration statement has been filed with the Commission;

             (g) notify the Investors promptly of any request by the Commission for the amending or supplementing of such registration statement or prospectus or for additional information;

             (h) prepare and promptly file with the Commission and promptly notify the Investors of the filing of such amendment or supplement to such registration statement or prospectus as may be necessary to correct any statements or omissions if, at the time when a prospectus relating to such securities is required to be delivered under the Securities Act, any event shall have occurred as the result of which any such prospectus or any other prospectus as then in effect would include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading;

             (i) advise the Investors, and the Investors' Counsel, if any, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such registration statement or the initiation or threatening of any proceeding for that purpose and promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

             (j) Notwithstanding the foregoing, following the effectiveness of such registration statement, the Company may, based upon the reasonable determination of the Company's Board of Directors, suspend the effectiveness of such registration statement (and the Investors shall not sell during such Suspension Period) for up to a period not to exceed an aggregate of 45 days in any 90-day period, as appropriate (each such period, a "Suspension Period"), by giving notice to the Investors, if (i) the Company, on the advice of its counsel, shall have determined that the Company may be required to disclose any material corporate development; (ii) based upon advice from the Company's investment banker or financial advisor, if the Company shall be involved in a pending or contemplated financing or offering which could be adversely affected,
(iii) in the judgment of the Company's Board of Directors, the registration would impede, delay, or otherwise interfere with any pending or contemplated material acquisition, corporate reorganization or other similar material transaction involving the Company, and (iv) an event occurs and is continuing as a result of which the registration statement would, in the Company's judgment, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; and the Company determines that the disclosure of such event at such time would have a material adverse effect on the business of the Company and/or its affiliates and subsidiaries; provided, that (A) in the event the disclosure relates to a previously undisclosed proposed or pending material business transaction, the disclosure of which would impede the Company's ability to consummate such transaction, the Company may extend a Suspension Period from 45 days to 60 days and (B) the Suspension Periods shall not exceed an aggregate of 90 days in any 360-day period. Each Investor, by his, her or its acceptance of a Registrable Security, agrees to hold in confidence any communication by the Company relating to an event described in this Section 1.2(j). Upon notice by the Company to the Investors of any determination under Subclauses (i), (ii),
(iii) or (iv) above, the Investors shall keep the fact and content of such notice strictly confidential.

      1.3 Registration Expenses. The Company shall pay all Registration Expenses (as defined below) in connection with the inclusion of shares of Common Stock in any registration statement, or application to register or qualify such shares under state securities laws, filed by the Company hereunder, other than as set forth herein. For purposes of this Agreement, the term "Registration Expenses" means the filing fees payable to the Commission, any state agency and the National Association of Securities Dealers, Inc. and any securities exchange; the fees and expenses of the Investor's Counsel (subject to the limitation set forth in Section 1.1 above), Company's legal counsel and independent certified public accountants in connection with the preparation and filing of the registration statement (and all amendments and supplements thereto) with the Commission; and all expenses relating to the printing of the registration statement and prospectuses. Each Investor, and not the Company, will pay its proportionate share of any custodian fees or commissions or discounts or transfer taxes which may be payable to any broker and any other expenses incurred by the Investors not expressly included herein.

      1.4 Indemnification. With respect to the registration of the resale of the shares of Registrable Stock:

             (a) To the extent permitted by law, the Company will indemnify and hold harmless the Investors, the trustees, partners, officers and directors of an Investor, any underwriter or broker for an Investor and each person, if any, who controls an Investor or any underwriter or broker within the meaning of the Securities Act or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), against any losses, claims, damages or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively, "Violation") by the Company: (i) any untrue statement or alleged untrue statement of a material fact contained in the registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto and (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, and the Company will reimburse each Investor, trustee, partner, officer, director, underwriter, broker, or controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, the Company shall not be liable in any such case for any such loss, claim, damage, liability or action to the extent that it is indirect, incidental, consequential, special, or punitive or to the extent that it arises out of or is based upon a Violation which occurs (a) in reliance upon and in conformity with written information furnished to it expressly for use in connection with such registration statement by an Investor, trustee, partner, officer, director, or controlling person of such Investor, (b) by an Investor's failure to furnish the Company, upon request, information with respect to such Investors, any broker of an Investor, or the Investor's intended method of distribution required to be stated in the Registration Statement or necessary to make the statements therein in light of the circumstance under which they were made not misleading, or (c) if the Company shall sustain the burden of proving that an Investor or any such broker sold securities to the person alleging such Violations without sending or giving, at or prior to the written confirmation of such sale, a copy of the applicable prospectus, as then amended or supplemented (excluding any documents incorporated by reference therein), if the Company had within a reasonable period of time prior to such written confirmation furnished copies thereof to such Investor or such broker, and such prospectus corrected such untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement.

             (b) To the extent permitted by law, each Investor will severally indemnify the Company (including, for the purposes hereof, any subsidiary or affiliate of the Company), each director, officer and controlling person of the Company or any such subsidiary or affiliate and each officer of the Company who signed the registration statement against all claims, losses, damages and liabilities (or actions, proceedings or settlements, if such settlements are effected with the written consent of the Investor, in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any prospectus, offering circular or other document in which the Investor's shares of Common Stock are included (including any related registration statement, notification of the like) incident to any such registration, qualification or compliance, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Company by such Investor and stated to be specifically for use therein, or any violation by any of the Investors of the Securities Act or the Exchange Act or any rule or regulation thereunder applicable to the Investors and relating to action or inaction required of the Investors in connection with any such sale, transaction, registration, qualification or compliance; provided, however, that the Investors shall not be liable for any such untrue statement (or alleged untrue statement) or omission (or alleged omission) of which an Investor has delivered to the Company in writing a correction before the occurrence of the transaction from which such loss was incurred and such Investor reimburses the Company, each of its officers, directors, and each person controlling the Company, each such underwriter and each person who controls any such underwriter, for any legal and any other expenses reasonably incurred in connection with investigating and defending or settling any such claim, loss, damage, liability, action or proceeding.

             (c) Promptly after receipt by an indemnified party under this Section of notice of the commencement of any action (including any governmental action), such indemnified party shall, if a claim in respect thereof is to be made against any indemnifying party under this Section, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the reasonable fees and expenses to be paid by the indemnifying party; and provided further, that if there is more than one indemnified party, the indemnifying party shall pay for the reasonable fees and expenses of one counsel for any and all indemnified parties to be mutually agreed upon by such indemnified parties, unless representation of an indemnified party by the counsel retained by the other indemnified parties would be inappropriate due to actual or potential differing interests between such indemnified parties. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if materially prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this section, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party other than under this section.

             (d) If the indemnification provided for in this Section is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any losses, claims, damages or liabilities referred to herein, the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall to the extent permitted by applicable law, contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the Violation(s) that resulted in such loss, claim, damage or liability, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. No person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11 of the Securities Act) shall be entitled to contribution from any person or entity who shall not have been guilty of such fraudulent misrepresentation.

2. Covenants of the Investors. Each Investor agrees that, for a period of 180 days following the effective date of a registration statement of the Company under the Securities Act, such Investor will not sell, offer to sell, grant any option to purchase or otherwise transfer or dispose of any securities of the Company held by such Investor except for shares of Common Stock included in such registration pursuant to the terms of this Agreement. Each Investor further agrees that it will promptly notify the Company of any changes in the information set forth in the registration statement regarding the Investor or its plan of distribution.

3. Certain Documents. The Company hereby covenants and agrees that so long as the registration statement covering the resale of Registrable Stock owned by any Investor is effective, the Company will furnish to such Investor the following items upon the request of an Investor:

      (a) as soon as practicable after it is available, one copy of the particular registration statement covering the Registrable Stock; and

      (b) upon the request of an Investor, a reasonable number of copies of the Prospectus to fulfill the Investor's Prospectus delivery requirements under the Securities Act.

4. Decrease in Price of Registrable Stock. In the event the Company elects to pay all or a portion of the Additional Consideration payable to the Investors pursuant to Section 5 of the Stock Purchase Agreement in stock of the Company, and the price of the shares of Registrable Stock decreases between the close of trading on the Nasdaq National Market of the date of the delivery of such shares and the close of trading on the Nasdaq National Market on the date the registration statement is declared effective, the Company shall make a further payment of Additional Consideration to each Investor equal to the amount of the decrease in price of the shares of such Investors' Registrable Stock (adjusted for stock dividends, stock splits, reverse splits, recapitalizations and the like) plus any accrued interest at the rate of five percent per annum from the close of trading on the date of delivery of the shares until the close of trading on the date the registration statement is declared effective. Notwithstanding the foregoing, the Company shall have the right in its sole discretion to withdraw the registration statement and redeem the Investors' Registrable Stock in exchange for payment to each Investor of an amount in cash equal to the Additional Consideration with respect to which such shares were issued (adjusted for stock dividends, stock splits, reverse splits, recapitalizations and the like) to such investor.

5. Loan Notes.

      5.1 Investor Election. If upon 120 days from the date that Additional Consideration becomes payable to Investors under the Stock Purchase Agreement the registration statement has not been declared effective by the Commission, the Investors may elect (by written notice to the Company) at any time until the business day prior to the date the registration statement is declared effective to require the Company to repurchase from the Investors all or any part of the Investors' shares by issuing Loan Notes of the Company to the Investors within five business days after such election at the price per share at which such shares were valued by the Company under the Stock Purchase Agreement at the time they were issued to the Investors.

      5.2 Suspension Period. In the event (i) the Company declares a Suspension Period within the first 30 days after the registration statement is declared effective by the Commission, and such Suspension Period continues for a period of more than five trading days or (ii) if there is a Suspension Period in effect on the date registration statement is declared effective (each a "Trigger Event"), the Investors may elect (by written notice to the Company) within five days of the Trigger Event, to require the Company to repurchase from the Investors all or any part of the Investors' shares by issuing Loan Notes of the Company to the Investors within five business days after such election at the price per share at which such shares were valued by the Company under the Stock Purchase Agreement at the time they were issued to the Investors.

6. Miscellaneous.

      6.1 Amendments. Except as otherwise provided herein, the provisions of this Agreement may not be amended, modified or supplemented, and waivers or consents to or departures from the provisions hereof may not be given or made unless the Company has obtained the written consent of Investors holding a majority of the Registrable Stock.

      6.2 Notices. All notices and other communications provided for or permitted hereunder shall be made by hand delivery, facsimile, overnight courier or registered first-class mail to the address of the Investors and the Company as set forth in the Company's records. All such notices and communications shall be deemed to have been duly given: when delivered, if by hand, overnight courier or mail or when transmission is confirmed by the sending unit, if by facsimile.

      6.3 Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

      6.4 Headings. The headings to this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

      6.5 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Minnesota without giving effect to the conflict of laws principles thereof.

      6.6 Severability. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of such provision in every other respect and of the remaining provisions contained herein shall not be in any way impaired thereby, it being intended that all of the rights and privileges of the Investors and the Company shall be enforceable to the fullest extent permitted by law.

      6.7 Remedies. The remedies provided for in this Agreement shall be cumulative and in addition to all other remedies available, at law or in equity, and nothing herein shall limit a holder's right to pursue actual damages for any failure by the Company to comply with the terms of this Agreement.

      6.8 Consent to Jurisdiction. In connection with any suit, claim, action or proceeding arising out of this Agreement, the parties hereby consent to the in personam jurisdiction of the United States federal courts and state courts located in the State of Minnesota. Each party agrees to service of process in the manner set forth in Section 5.2 and that such service shall be valid and sufficient for all purposes; and each party agrees, and irrevocably waives any objection based on forum non conveniens or venue, to appear in any United States federal court or state court located in the State of Minnesota.

      6.9 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors.

      IN WITNESS WHEREOF, the parties hereto have caused this Registration Rights Agreement to be executed by their duly authorized representatives as of the date indicated above.



                                            COMPUTER NETWORK TECHNOLOGY
                                            CORPORATION


                                            By:
                                               ---------------------------------
                                               Gregory T. Barnum
                                               Chief Financial Officer


                                            INVESTORS:



                                            ------------------------------------
                                            Greg Scorziello

                                            ------------------------------------
                                            Paul Foskett


                                            ------------------------------------
                                            Owen Smith